Exhibit 10.61

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE
IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO
THE REGISTRANT IF PUBLICLY DISCLOSED.
[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

COLLABORATION AND LICENSE AGREEMENT

by and among

LANNETT COMPANY, INC.

and

NORTH & SOUTH BROTHER PHARMACY INVESTMENT CO., LTD

and

HEC GROUP PTY LTD

Dated as of November 21, 2019

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Exhibits

Exhibit A+	Insulin Glargine

Exhibit B+	Lannett Patents, HEC Patents and HEC Collaboration Patents (as of the Effective Date)

Exhibit C+	Third Party Agreements

Exhibit D+	Profit & Loss Share

Exhibit E+	Partnership Tax Matters

Exhibit F*	Pen Development Plan

Exhibit G**	Form of Supply Agreement

Exhibit H*	New Facility No. 1 Timeline

Exhibit I*	New Facility No. 2 Timeline

Schedules

Schedule 3.2(a)*	Development Plan

Schedule 3.2(b) *	Lannett’s Financial Responsibility Prior to Effective Date

Schedule 3.5+	Record Maintenance Timelines

Schedule 12.2(i) +	Patents (HEC)

Schedule 12.2(j)+	Third Party Agreements (HEC)

Schedule 12.3(h)+	Patents (Lannett)

Schedule 12.3(i) +	Third Party Agreements (Lannett)

*This Exhibit have been redacted to preserve confidentiality.  The registrant hereby undertakes to provide further information regarding such redacted information to the Commission upon request.

**Filed as Exhibit 10.62 to the Quarterly Report on Form 10-Q for the quarter ended December 31, 2019.

+ This Exhibit or Schedule has been omitted pursuant to Item 601(a)(5) of Regulation S-K.  The registrant undertakes to provide further information regarding such omitted materials to the Commission upon request.

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COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (this “Agreement”) is entered into as of November 21, 2019 (the “Effective Date”), by and among Lannett Company, Inc., a Delaware corporation (“Lannett”), North & South Brother Pharmacy Investment Co., Ltd, a Hong Kong corporation (“N&S BPICL”) and HEC GROUP PTY LTD, an Australian corporation (“HEC GROUP” and, collectively with, N&S BPICL, “HEC”).  Lannett and HEC are each referred to herein by name or as a “Party”, or, collectively, as the “Parties”.

Recitals

WHEREAS, HEC has been Developing Insulin Glargine for the Product (as defined below); and

WHEREAS, pursuant to this Agreement, HEC hereby grants to Lannett co-exclusive rights for the US with respect to Development of the Product and exclusive rights for the US regarding Commercialization of the Product, on the terms and subject to the conditions set forth herein, and HEC retains Development and Commercialization rights to the Product in the ROW.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

Definitions

Section 1.1      Definitions.  When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I.

“Accounting Standards” means (a) GAAP (United States Generally Accepted Accounting Principles); or (b) IFRS (International Financial Reporting Standards); and (c) CAS (Chinese Accounting Standards), in either case, consistently applied.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, as the case may be, for so long as such control exists.  As used in this definition, “control” means:  (a) to possess, directly or indirectly, the power to direct the management and policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of at least fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign Person in a particular jurisdiction and is sufficient to grant the holder of such voting stock or interest the power to direct the management and policies of such entity) of the voting share capital in a Person.  For purposes of this Agreement, neither HEC nor Lannett shall be deemed an Affiliate of the other Party.

“Annual Net Sales” means total Net Sales by Lannett, its Affiliates or Licensee Partners of Products in a particular Calendar Year in the US.

“Antitrust Law”  means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”), the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws of the United States, a state or territory thereof, or any foreign government that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

 “Biologics License Application” or “BLA” means a Biologics License Application (as more fully described in U.S. 21 C.F.R. Part 601.20 or, as of March 23, 2020, Section 351(k) of the Public Health Service Act, or any other successor regulation) and all amendments and supplements thereto submitted to the FDA, or any equivalent filing in a country or regulatory jurisdiction other than the U.S. with the applicable Regulatory Authority, or any similar application or submission for Regulatory Approval filed with a Regulatory Authority to obtain marketing approval for a biologic product in a country or in a group of countries.

“Biosimilar Product” means a biological product pursuant to the Biologics Price Competition and Innovation Act (BPCI Act) of 2009 that (a) is highly similar to and has no clinically meaningful differences to Lantus SoloStar®, including the active ingredient and drug product, (b) for which Regulatory Approval is obtained by referencing Lantus SoloStar®, and (c) is approved for use in the US pursuant to a Regulatory Approval process governing approval of interchangeable or biosimilar biologics as described in 42 U.S.C. §§ 262, or any other similar provision that comes into force, or is the subject of a notice with respect to Lantus SoloStar® under 42 U.S.C. § 262(l)(2).

“Biosimilar User Fee” means the fees for developing and maintaining a Biosimilar Product owed with respect to the Product pursuant to FDA’s Biosimilars User Fee Program (BsUFA) pursuant to the Federal Food, Drug, and Cosmetic Act, as amended by the Biosimilar User Fee Act, which authorizes FDA to assess and collect fees for biosimilar biological products to expedite the review process for these products.

“BLA Filing” means the filing of a BLA for the Product in the US.

“Business Day” means a day other than a Saturday or Sunday or any other day on which commercial banks in Philadelphia, Pennsylvania, or China are authorized or required by applicable Law to close.

“Calendar Quarter” means a calendar quarter ending on the last day of March, June, September or December; provided,  however,  that the first Calendar Quarter shall begin on the Effective Date and end on the last day of the calendar quarter during which the Effective Date occurs.

“Calendar Year” means a period of time commencing on January 1 and ending on the following December 31; provided,  however,  that the first Calendar Year shall begin on the Effective Date and end on December 31 of the calendar year during which the Effective Date occurs.

“Change of Control” of a Party means any of the following, in a single transaction or a series of related transactions:  (a) the sale or disposition of all or substantially all of the assets of such Party to a Third Party, (b) the direct or indirect acquisition by a Third Party (other than an employee benefit plan (or related trust) sponsored or maintained by such Party or any of its Affiliates) of

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beneficial ownership of more than fifty percent (50%) of the then-outstanding common shares or voting power of such Party or any direct or indirect entity which holds, directly or indirectly, beneficial ownership of more than fifty percent (50%) of the then-outstanding common shares or voting power of such Party (a “Parent Entity”), or (c) the merger or consolidation of such Party or any Parent Entity with or into a Third Party, unless, following such merger or consolidation, the stockholders of such Party or Parent Entity immediately prior to such merger or consolidation beneficially own directly or indirectly more than fifty percent (50%) of the then-outstanding common shares or voting power of the entity resulting from such merger or consolidation.

“Chemistry, Manufacturing and Controls” or “CMC” means the part of pharmaceutical development that is directed to the Development and Manufacture of products, the specifications therefor, and other parameters which indicate that the finished drug or biologic product and the manufacturing process are consistent and controlled, in each case, as specified by the FDA or other applicable Regulatory Authorities in the chemistry, manufacturing and controls section of a BLA or other regulatory filing in the United States, or the equivalent section of regulatory filings made outside of the United States.

“Clinical Trial” means a Phase I Study, a Phase II Study, a Phase III Study, a Pivotal Clinical Trial, a Phase IV Study or a combination of any of the foregoing studies.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collaboration” means the activities performed or to be performed by a Party or Parties, as the case may be, relating to the Development, Manufacture or Commercialization of the Products under this Agreement, including in the exercise of any license granted under this Agreement relating to the Products.

“Collaboration Intellectual Property” means Collaboration Know-How and Collaboration Patents, collectively.

“Collaboration Know-How” means any Know-How or interest therein that is discovered, developed, generated or invented on or after the Effective Date, either (a) solely by or on behalf of HEC or its Affiliates, (b) solely by or on behalf of Lannett or its Affiliates or (c) jointly by or on behalf of Persons described in the foregoing clauses (a) and (b), in the conduct of the Collaboration activities pursuant to this Agreement, including Joint Know-How and Joint Inventions, but excluding, in all cases, Pen Know-How.

“Collaboration Patents” means any Patents or interest therein that: (a) result from the conduct of the Collaboration activities pursuant to this Agreement, (b) are filed on or after the Effective Date, (c) are Controlled solely by HEC or Lannett or Controlled jointly by any of such Persons and (d) Cover Collaboration Know-How, including Joint Patents, but excluding, in all cases, Pen Patents.

 “Commercialization” or “Commercialize” means any activities directed to using, marketing, promoting, advertising, distributing, importing, exporting, offering to sell or selling a product, after or in expectation of receipt of Regulatory Approval in the applicable country for such product (but excluding Development).

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“Commercially Reasonable Efforts” means, with respect to the performing Party under this Agreement, the carrying out of obligations of such Party in a diligent, expeditious and sustained manner with efforts that are consistent with the efforts used by a biopharmaceutical company of similar size and market capitalization as such Party in the exercise of its commercially reasonable business practices relating to an exercise of a right or performance of an obligation under this Agreement, including the Development, Manufacture and Commercialization of a pharmaceutical or biologic compound or product, as applicable, at a similar stage in its research, development or commercial life as the relevant Program Compound(s) or Program Product(s), and that has commercial and market potential similar to the relevant Program Compound(s) or Program Product(s), taking into account issues of intellectual property coverage, safety and efficacy, stage of development, product profile, competitiveness of the marketplace, proprietary position, regulatory exclusivity, anticipated or approved labeling, present and future market and commercial potential, the likelihood of receipt of Regulatory Approval and other regulatory requirements, profitability (including pricing and reimbursement status achieved or likely to be achieved), amounts payable to licensors of patent or other intellectual property rights, legal issues, Manufacturing, difficulty in Manufacturing the Program Compound(s) or Program Product(s) and alternative Third Party products in the marketplace of the Program Compound(s) or Program Product(s) to be marketed.

“Confidential Information” means, subject to Sections 11.1(a), 11.1(b), 11.1(c) and 11.1(d), (a) all confidential or proprietary information relating to the Collaboration, and (b) all other confidential or proprietary documents, technology, Know-How or other information (whether or not patentable) actually disclosed by one Party or any of its Affiliates to the other Party or any of its Affiliates pursuant to this Agreement relating to the Products and all proprietary biological materials of a Party.

“Control” or “Controlled” means, with respect to any intellectual property, Patents, Know-How, inventions, Data or Confidential Information, the possession (whether by license (other than a license granted under this Agreement) or ownership) by a Party of the ability to grant to the other Party access or a license, as provided herein, without violating the terms of any agreement with any Third Party existing as of the Effective Date or thereafter during the Term.  Notwithstanding the foregoing, for the purpose of defining whether intellectual property, Patents, Know-How, inventions, Data or Confidential Information is Controlled by a Party, if such intellectual property, Patents, Know-How, inventions, Data or Confidential Information is first acquired, licensed or otherwise made available to such Party after the Effective Date and if the use, practice or exploitation thereof by or on behalf of the other Party, its Affiliates or sublicensees would require the first Party to pay any amounts to the Third Party from which the first Party acquired, licensed or otherwise obtained such intellectual property, Patents, Know-How, inventions, Data or Confidential Information (“Additional Amounts”), such intellectual property, Patents, Know-How, inventions, Data or Confidential Information shall be deemed to be Controlled by the first Party only if such Additional Amounts are reflected in the Profit & Loss Share with respect to the Parties’ use of or license to such intellectual property, Patents, Know-How, inventions, Data or Confidential Information to the extent specified in this Agreement.

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“Cover,” “Covering” or “Covered” means that, with respect to a product or technology and a Patent, but for ownership of or a license under such Patent, the Development, Manufacture, Commercialization or other use of such product or practice of such technology by a Person would infringe a claim of such Patent or, with respect to a claim included in any patent application, would infringe such claim if such patent application were to issue as a patent.

“Damages” means all claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees), or judgments, whether for money or equitable relief, of any kind and is not limited to matters asserted by Third Parties against a Party, but includes claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees) or judgments incurred or sustained by a Party in the absence of Third Party claims; provided that no Party shall be liable to hold harmless or indemnify the HEC Indemnified Parties or Lannett Indemnified Parties, as applicable, for any claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs or judgments for punitive or exemplary damages, except to the extent the Party seeking indemnification is actually liable to a Third Party for such punitive or exemplary damages in connection with a Claim by such Third Party.

“Data” means any and all research data, results, pharmacology data, medicinal chemistry data, preclinical data, market research, clinical data (including investigator reports (both preliminary and final), statistical analysis, expert opinions and reports, safety and other electronic databases), pharmacovigilance data generated in the Territory, and the Sales data in the US, in any and all forms, including files, reports, raw data, source data (including patient medical records and original patient report forms, but excluding patient-specific data to the extent required by applicable Laws) and the like, in each case directed to, or used in, the Development or Commercialization of the Products for US or the Manufacture of the Pen for the US.

 “Develop” or “Development” means discovery, research, preclinical, non-clinical and clinical development activities, including activities relating to screening, assays, test method development and stability testing, toxicology, pharmacology, formulation, quality assurance/quality control development, clinical trials (including Phase IV Studies), technology transfer, statistical analysis, process development and scale-up, pharmacokinetic studies, data collection and management, report writing and other pre-Regulatory Approval activities.

“Development Costs” means the costs actually incurred by the Parties or their Affiliates including any Manufacturing Costs associated with the clinical supply of Product for Clinical Trials, in accordance with the Development Budget with respect to those Development activities performed pursuant to the Development Plan, the results of which will include all the activities associated with Commercialization of the Product in the US, including but not limited to the development regulatory filing and manufacture, after the Effective Date and, in the case of, Schedule 3.2(b), prior to and after the Effective Date; it being understood that “Development Costs” in no event shall include any costs actually incurred by HEC or its Affiliates solely for Clinical Trials designed to support Regulatory Approval in the ROW (even, for the avoidance of doubt, in the case where the safety data for such Clinical Trials designed to support Regulatory Approvals in the ROW are included in Regulatory Documentation to support Regulatory Approval in the US). The “Development Cost” shall exclude any costs of the employment of the outside representative in the

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Insulin Glargine Manufacturing Site and the consultant(s) for the management of the Development from Lannett.

“Direct Cost” means, with respect to certain activities hereunder, direct expenses paid or payable by either Party or its Affiliates to Third Parties that are specifically identifiable and incurred to conduct such activities for the Collaboration hereunder and have been recorded in accordance with the Accounting Standards.

“Executive Officers” means HEC’s President of HEC Pharm USA (or the officer or employee of HEC then serving in a substantially equivalent capacity) or his designee and Lannett’s Vice President of Business Development (or the officer or employee of Lannett then serving in a substantially equivalent capacity) or his designee; provided that any such designee must have decision-making authority on behalf of the applicable Party.

“Failure to Ensure Minimum Supply” means HEC’s failure to achieve the Minimum Supply.

“FDA” means the United States Food and Drug Administration, or any successor agency thereof.

“Field” means the diagnosis, prevention, palliation or treatment of diseases in humans or animals.

“First Commercial Sale” means the first commercial sale of a Product by Lannett, its Affiliates or Licensee Partners in the US in an arms’ length transaction to a Third Party following receipt of applicable Regulatory Approval of such Product in the US.  Sales for test marketing or Clinical Trial purposes shall not constitute a First Commercial Sale.

“Good Manufacturing Practices” or “GMP” means all applicable standards relating to manufacturing practices for fine chemicals, intermediates, bulk products and/or finished pharmaceutical products, including (a) all applicable requirements set forth in the quality systems regulations for drugs and biological products contained in 21 C.F.R. Parts 210 and 211 and 600 and 610 as well as the FDA’s current Good Manufacturing Practices regulations, U.S. 21 C.F.R. Parts 210 and 211 as each may be amended from time to time, and (b) all applicable Laws promulgated by any governmental authority having jurisdiction over the manufacture of Insulin Glargine.

“HEC Collaboration Intellectual Property” means HEC Collaboration Know-How and HEC Collaboration Patents, collectively.

“HEC Collaboration Know-How” means, Collaboration Know-How Controlled by HEC (including HEC’s interest in the Joint Know-How and Joint Inventions).

“HEC Collaboration Patents” means Collaboration Patents Controlled by HEC (including HEC’s interest in the Joint Patents).

“HEC Intellectual Property” means HEC Know-How and HEC Patents, collectively.

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“HEC Know-How” means any Know-How that is (a) related to the Development or Manufacture of the Products Controlled by HEC as of the Effective Date or during the Term; and (b) necessary or useful for the Development or Commercialization of the Products, but excluding HEC Collaboration Know-How.

“HEC Patents” means any Patents that (a) are in relation to the Development or Manufacture of the Products Controlled by HEC provided by HEC to Lannett in the due diligence or as of the Effective Date or during the Term; and (b) Cover HEC Know-How or the Products, but excluding HEC Collaboration Patents.  HEC Patents as of the Effective Date are as set forth on Exhibit B to this Agreement.

“IND” means any Investigational New Drug application, filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any supplements or amendments thereto and any foreign equivalents thereof.

“Insulin Glargine” means the recombinant insulin glargine having a molecular formula and sequence as set forth on Exhibit A.

“Insulin Glargine Manufacturing Site” means the New Facility No. 1 and New Facility No. 2.

“Joint IP” means, collectively:

“Joint Know-How” which means all Know-How, including physical embodiments of Product(s), that is discovered, developed, generated or invented by or on behalf of both Parties or their respective Affiliates, whether solely or jointly with any Third Party, pursuant to the conduct of activities under the Collaboration at any time during the Term, including Joint Inventions; and

“Joint Patents” which means Patents that: (a) result from the conduct of the Collaboration activities pursuant to this Agreement, (b) are filed on or after the Effective Date, and (c) Cover any Joint Know-How or Joint Patents or the Product.

“Know-How” means any tangible or intangible trade secrets, know-how, expertise, discoveries, inventions, information, Data or materials, including ideas, concepts, formulas, methods, procedures, designs, technologies, compositions, plans, applications, technical data, assays, manufacturing information or data, samples, chemical and biological materials and all derivatives, modifications and improvements thereof.

“Lannett Collaboration Intellectual Property” means Lannett Collaboration Know-How and Lannett Collaboration Patents, collectively.

“Lannett Collaboration Know-How” means the Collaboration Know-How Controlled by Lannett (including Lannett’s interest in the Joint Know-How and Joint Inventions).

“Lannett Collaboration Patents” means the Collaboration Patents Controlled by Lannett (including Lannett’s interest in the Joint Patents).

“Lannett Intellectual Property” means Lannett Know-How and Lannett Patents, collectively.

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“Lannett Know-How” means any Know-How that is (a) related to the Development or Manufacture of the Products Controlled by Lannett as of the Effective Date or during the Term, and (b) necessary or useful for the Development or Commercialization of the Products, but excluding Collaboration Know-How.

“Lannett Patents” means any Patents that (a) are related to the Development or Manufacture of the Products Controlled by Lannett as of the Effective Date or during the Term, and (b) Cover Lannett Know-How or the Products, but excluding Lannett Collaboration Patents. Lannett Patents as of the Effective Date are as set forth on Exhibit B to this Agreement.

“Law” means any law, statute, rule, regulation, ordinance or other pronouncement having the effect of law, of any federal, national, multinational, state, provincial, county, city or other political subdivision, as from time to time enacted, repealed or amended, including Good Clinical Practices and adverse event reporting requirements, guidance from the International Conference on Harmonization or other generally accepted conventions, the United States Federal Food, Drug, and Cosmetic Act and similar laws and regulations in countries outside the United States, and all other rules, regulations and requirements of the FDA and other applicable Regulatory Authorities.

“Licensee Partner” means any Third Party to whom a Party or any of its Affiliates or any other Licensee Partner grants a sublicense or license with respect to the Development or Commercialization of Products in the Field under rights to Lannett Intellectual Property, HEC Intellectual Property, HEC Collaboration Intellectual Property, Lannett Collaboration Intellectual Property or Joint IP, as the case may be, granted to such Party or Affiliate hereunder, in each case excluding (a) Third Party Contractors and (b) wholesale distributors or any other Third Party that purchases any Product in an arm’s-length transaction, where such Third Party does not have a sublicense to Develop, Manufacture or Commercialize any Product except for a limited sublicense to the extent required to enable such Third Party to perform final packaging for such Product for local distribution.

“Manufacture” or “Manufacturing” means, as applicable, all activities associated with the production, manufacture, processing, filling, packaging, labeling, shipping and storage of a drug substance or drug product, or any components thereof, including process and formulation development, process validation, stability testing, manufacturing scale-up, preclinical, clinical and commercial manufacture and analytical methods development and validation, product characterization, quality assurance and quality control development, testing and release in the Territory.

“Minimum Supply” means, by [***] and at any time thereafter during the Term, HEC’s ability to manufacture the Insulin Glargine for the production of the Products supplying to Lannett for the US market each Calendar Year the greater of (a) [***] or (b) [***].

“Net Sales” means, with respect to the Product, the gross amounts invoiced by Lannett, its Affiliates and Licensee Partners (each, a “Selling Party”) to Third Parties (that are not Licensee Partners) for sales or other commercial dispositions of such Product in the US, less the following deductions actually incurred, allowed, paid, accrued or specifically allocated in its financial statements and calculated in accordance with the Accounting Standards as consistently applied, for:

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(a)        discounts (including trade, quantity and cash discounts), cash and non-cash coupons, retroactive price reductions, and charge-back payments and rebates granted to any Third Party (including to governmental authorities, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organizations or entities (and other similar entities and institutions));

(b)        credits or allowances, if any, on account of price adjustments, recalls, claims, damaged goods, rejections or returns of items previously sold (including Products returned in connection with recalls or withdrawals) and amounts written off by reason of uncollectible debt; provided that, if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid;

(c)        rebates (or their equivalent), administrative fees, chargebacks and retroactive price adjustments and any other similar allowances granted by a Selling Party (including to governmental authorities, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organizations and entities (and other equivalent entities and institutions)) which effectively reduce the selling price or gross sales of the Product, normal and customary inventory management fees and other bona fide service fees paid to distributors and wholesalers;

(d)        insurance, customs charges, freight, postage, shipping, handling, and other transportation costs incurred by a Selling Party in shipping Product to a Third Party; and

(e)        import taxes, export taxes, excise taxes (including annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and other comparable Laws), sales tax, value-added taxes, consumption taxes, duties or other taxes levied on, absorbed, determined or imposed with respect to such sales (excluding income or net profit taxes or franchise taxes of any kind).

There should be no double counting in determining the foregoing deductions from gross amounts invoiced to calculate “Net Sales” hereunder. The calculations set forth in this definition shall be determined in accordance with Accounting Standards consistently applied.

If non-monetary consideration is received by a Selling Party for any Product in the relevant country, Net Sales will be calculated based on the average price charged for such Product during the preceding royalty period, or in the absence of such sales, the fair market value of the Product as determined by the Parties in good faith.  Notwithstanding the foregoing, Net Sales shall not be imputed to transfers of Products for use in Clinical Trials, non-clinical development activities or other development activities with respect to Products by or on behalf of the Parties, for bona fide charitable purposes or for compassionate use or for Product samples, if no monetary consideration is received for such transfers.

Net Sales shall be determined on, and only on, the first sale by a Selling Party or any of its Affiliates or (sub)licensees to a non-(sub)licensee Third Party.

“New Facility No.1” means [***].

“New Facility No. 2” means a [***].

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“NMPA” means the National Medical Products Administration of China, or any successor agency thereof.

“Operational Qualification” means the demonstration of whether a facility, process equipment and sub-systems are capable of consistently operating within established limits and tolerances by testing (at upper and lower operating limits) compliance with the requirements identified in the corresponding design specifications for such facility, individual equipment, or sub-system and confirming whether any newly acquired equipment (or facilities, services or systems) functions as expected, that all parts and components operate correctly, that all controls perform the intended function and that all gauges and indicators are calibrated and display the correct value. Operational Qualification should follow on from the installation of the equipment and sub-systems and should include tests that have been developed based on detailed knowledge of equipment, systems or processes.

“Out-of-Pocket Costs” means, with respect to certain activities hereunder, direct expenses paid or payable by either Party or its Affiliates to Third Parties (other than employees of such Party or its Affiliates) that are specifically identifiable and incurred to Develop the Product hereunder and have been recorded in accordance with the Accounting Standards.

“Patent” means any (a) patent or patent application anywhere in the world, (b) divisional, continuation, continuation in-part thereof or any other patent application claiming priority, or entitled to claim priority, directly or indirectly to (i) any such patent or patent application or (ii) any patent or patent application from which such patent or patent application claims, or is entitled to claim, direct or indirect priority, and (c) patent issuing on any of the foregoing anywhere in the world, together with any registration, reissue, re-examination, patent of addition, renewal, patent term extension, supplemental protection certificate, or extension of any of the foregoing anywhere in the world.

“Pen” means the variable dose, multi-dose disposal injection drug delivery device(s) (including autoinjectors and other needle-based and needle-free devices) customized by a Third Party and assembled by HEC that are used in the US during the Term to deliver formulated Insulin Glargine in the Product intradermally, transdermally, subcutaneously or intramuscularly, but excluding transdermal patch technology.

“Pen Know-How” means any Know-How that is (a) Controlled by Lannett and/or HEC as of the Effective Date or during the Term; and (b) necessary or useful for the Development, Manufacture or Commercialization of the Pen.

“Pen Patents” means any Patents that (a) are Controlled by Lannett and/or HEC as of the Effective Date or during the Term; and (b) Cover the Pen.

“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

“Phase I Study” means a human clinical trial of a Product, the principal purpose of which is a preliminary determination of safety, tolerability, pharmacokinetics and pharmacodynamics in study subjects where potential pharmacological activity may be determined or a similar clinical

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study prescribed by any applicable Regulatory Authority, from time to time, pursuant to applicable Law or otherwise, including for example the trials referred to in 21 C.F.R. §312.21(a), as amended (or the non-United States equivalent thereof).

“Phase II Study” means a human clinical trial of a Product intended to explore a variety of doses, dose response, and duration of effect, and to generate evidence of clinical safety and effectiveness for a particular indication or indications in a target patient population, or a similar clinical study prescribed by any applicable Regulatory Authority, from time to time, pursuant to applicable Law or otherwise, including for example the trials referred to in 21 C.F.R. §312.21(b), as amended (or the non-United States equivalent thereof).

“Phase III Study” means a human clinical trial of a Product in any country that would satisfy the requirements of 21 C.F.R. §312.21(c), as amended (or the non-United States equivalent thereof) and is intended to (a) establish that the product is safe and efficacious for its intended use, (b) define contraindications, warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support Regulatory Approval for such product.

“Phase IV Study” means a human clinical trial of a product which is (a) conducted to satisfy a requirement of a Regulatory Authority in order to maintain a Regulatory Approval or (b) conducted voluntarily after Regulatory Approval of the product has been obtained from an appropriate Regulatory Authority for enhancing marketing or scientific knowledge of an approved indication.

“Pivotal Clinical Trial” means a human clinical trial of a Product on a sufficient number of subjects that satisfies both of the following ((a) and (b)):

(a)        such trial is designed to establish (with one or more other Pivotal Clinical Trials, if applicable) that such product has an acceptable safety and efficacy profile for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of such product, or a similar clinical study prescribed by the FDA; and

(b)        such trial is a registration trial designed to be sufficient (with one or more other Pivotal Clinical Trials, if applicable) to support the filing of an application for a Regulatory Approval for such product in the U.S., as evidenced by (i) an agreement with or statement from the FDA on a Special Protocol Assessment or equivalent, or (ii) other guidance or minutes issued by the FDA, for such registration trial.

“Product” means the Insulin Glargine as the sole active ingredient and in all forms, presentations, and formulations (including manner of delivery and dosage), which is co-Developed by HEC and Lannett, manufactured by HEC in the Territory and Commercialized by Lannett or any of its Affiliates or Licensee Partners in the US pursuant to this Agreement, as sold in combination with the Pen (whether or not co-packaged).

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“Product Data” means all relevant Data included in the Know-How Controlled by either Party in relation to Products for use in the Field either: (a) as of the Effective Date or during the Term; or (b) generated from activities conducted by or on behalf of a Party under the Development Plan;  (c) that otherwise specifically relates to Products and is necessary or useful for applications for Regulatory Approval, or Regulatory Approvals; or (d) are recorded during the Commercialization activities  for Products in the Field and in the US.

“Product Liabilities” means all losses, damages, fees, costs (including medical monitoring) and other liabilities incurred by a Party, its Affiliate(s) or its Licensee Partner(s) and resulting from or relating to the use of a Product in a human (including clinical trials or Commercialization) in the Territory incurred after the Effective Date. For the avoidance of doubt, Product Liabilities include reasonable attorneys’ and experts’ fees and costs relating to any claim or potential claim against a Party, its Affiliate(s), or its Licensee Partner(s) and all losses, damages, fees and costs associated therewith.  Product Liabilities shall include liabilities associated with recalls or the voluntary or involuntary withdrawal of any Product.

“Prosecution” or “Prosecute” means the filing, preparation, prosecution and maintenance of Patents, including any and all pre-grant proceedings before any patent authority, such as interferences.

“Publication” means any publication in a scientific journal, any scientific abstract to be presented to any audience, any presentation at any scientific conference, including slides and texts of oral or other public presentations, any other scientific presentation and any other oral, written or electronic scientific disclosure directed to any audience that pertains to any Product, or the use of any of the foregoing, or the data or results from any work under the Collaboration.

“Regulatory Approval” means all approvals of each applicable Regulatory Authority necessary for the commercial marketing and sale of a product for a particular indication in a country (including separate Regulatory Authority pricing or reimbursement approvals whether or not legally required in order to sell the product in such country).

“Regulatory Authority” means a federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing or sale (including pricing and reimbursement approval) of a product in a country or territory.

“Regulatory Documentation” means, with respect to the Collaboration, all INDs, BLAs and other regulatory applications submitted to any Regulatory Authority, Regulatory Approvals, pre-clinical and clinical data and information, regulatory materials, drug dossiers, master files (including Drug Master Files, as defined in 21 C.F.R. 314.420 and any non-United States equivalents), and any other data, reports, records, regulatory correspondence and other materials relating to Development or Regulatory Approval of the Products, or required to Manufacture, distribute or sell the Products, including any information that relates to pharmacology, toxicology, chemistry, Manufacturing and controls data, batch records, safety and efficacy, and any safety database.

“Right of Reference or Use” means a “Right of Reference or Use” as that term is defined in 21 C.F.R. §314.3(b), and any non-United States equivalents.

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“ROW” means all countries in the world other than the US.

[***].

“Territory” means the US and the ROW, collectively.

“Third Party” means any Person other than HEC or Lannett that is not an Affiliate of HEC or Lannett.

“Third Party Agreement” means any agreement listed on Exhibit C, Schedule 12.2 (j) and Schedule 12.3 (i) to this Agreement.

“Third Party Rights” means, with respect to a Party, any rights of, and any limitations, restrictions or obligations imposed by, Third Parties pursuant to any Third Party Agreements.

“US” means the United States of America, including its territories, possessions and Puerto Rico.

“Validation Batch” means a batch or lot produced from a validation run. Each Validation Batch is intended to produce Product that is or is expected to be (following Regulatory Approval) commercially saleable.

Section 1.2      Additional Definitions.  Each of the following definitions is set forth in the section of this Agreement indicated below:

DEFINITION	SECTION

35 U.S.C. § 102(c) Patent	Section 10.7
Acquirer Program	Section 8.6(b)(iii)(B)
Agreement	Preamble
Allocable Overhead	Exhibit D
Allowable Expenses	Exhibit D
Audit Rights Holder	Section 9.4(e)
Audit Team	Section 9.4(a)
Auditee	Section 9.4(e)
Bankruptcy Code	Section 8.8
China	Section 3.1(b)
Claim	Section 13.1
Competitive Infringement	Section 10.3(b)
Competitive Program	Section 8.6(b)(ii)
Competitive Program Party	Section 8.6(b)(ii)
Cooperating Party	Section 11.3(b)(iii)
Costs of Goods Sold or COGs	Exhibit D
Cure Period	Section 14.2(a)(i)
Development Budget	Section 3.2(b)
Development Cost Share	Section 9.1(a)
Development Plan	Section 3.2(a)
Disclosing Party	Section 11.1

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DEFINITION	SECTION

Dispute	Section 15.1
Distribution Costs	Exhibit D
DOJ	Section 11.7(b)
Earlier Patent	Section 10.7
Effective Date	Preamble
Electronic Delivery	Section 15.16
Finance Working Group	Exhibit D
force majeure event	Section 15.7
FTC	Section 11.7(b)
Global Safety Database	Section 5.3
Gross Profit	Exhibit D
HEC	Preamble
HEC Indemnified Parties	Section 13.2
HEC’s Financial Responsibility	Section 3.2(b)
HSR Act	Definition of Antitrust Law
HSR Clearance Date	Section 11.7(b)
HSR Filing	Section 11.7(b)
Implementation Date	Section 11.7(b)
Indemnified Party	Section 13.3
Indemnitor	Section 13.3
Indirect Taxes	Section 9.5(b)(iii)
[***]	[***]
Joint Inventions	Section 10.1(c)
Joint Patents	Section 10.1(c)
Lannett	Preamble
Lannett Indemnified Parties	Section 13.1
Lannett’s Financial Responsibility	Section 3.2(b)
Licensed Branding	Section 6.4(c)
Licensed Party	Section 10.2(e)
Manufacturing Costs	Exhibit D
Marketing Costs	Exhibit D
Material Breach	Section 14.2(a)(i)
Operating Profits or Losses	Exhibit D
Other Operating Income/Expense	Exhibit D
Party or Parties	Preamble
Patent Prosecution Expenses	Section 10.2(c)
Payee Party	Section 9.5(b)(i)
Paying Party	Section 9.5(b)(i)
Pen Development Plan	Section 3.6(b)
[***]	[***]
Pen Presentation	Section 3.6(a)
Pharmacovigilance Expenses	Exhibit D
Product Assets	Section 12.5(a)
Product Recall Expenses	Exhibit D
Production Commitment	Section 4.3

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DEFINITION	SECTION

Profit & Loss Share	Section 9.2(a)
Prosecuting Party	0
Receiving Party	Section 11.1
Redacted Version	Section 11.3(b)(i)
Regulatory Expenses	Exhibit D
Regulatory Interactions	Section 5.1(b)
Report	Exhibit D
Requesting Party	Section 11.3(b)(iii)
Sales Costs	Exhibit D
SEC	Section 11.3(b)(i)
Selling Party	Definition of Net Sales
Shared Development Costs	Section 9.1(a)
Sublicense Revenues	Exhibit D
Supply Agreement	Section 4.1
Term	Section 14.1(a)
Third Party Contractors	Section 8.2(a)(ii)
Third Party Infringement	Section 10.3(a)
Third Party Infringement Action	Section 10.4
Third Party Products Liability Action	Section 13.5(a)
US Product Trademarks	Section 6.4(a)

Article II

Governance; Collaboration

Section 2.1      Lannett Authority.  Lannett shall have sole decision-making authority with respect to the (a) Development activities assigned to Lannett under the Development Plan and Commercialization of the Product for the US and (b) Development of the Pen in the Territory.

Section 2.2      HEC Authority.  HEC shall have sole decision-making authority with respect to the (a) Development and Commercialization of the Product (other than the Pen) in the ROW, (b) Development activities assigned to HEC under the Development Plan of the Product for the US and (c) subject to Section 4.3, Manufacture of the Product in the Territory.

Section 2.3       Exceptions.  Notwithstanding the foregoing, no Party shall have the right to finally resolve a dispute: (a) in a manner that excuses such Party from any of its obligations specifically enumerated under this Agreement; (b) in a manner that negates any consent rights or other rights specifically allocated to the other Party under this Agreement; (c) to resolve any dispute involving the breach or alleged breach of this Agreement; (d) to resolve a matter if the provisions of this Agreement specify that unanimous or mutual agreement of the Parties, or consent of the other Party, is required for such matter; (e) in a manner that would require the other Party to perform any act that is inconsistent with any Law; or (f) otherwise expand a Party’s rights or reduce or increase a Party’s obligations under this Agreement.

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Article III

Development

Section 3.1       Roles and Responsibilities.

(a)        Roles.

(i)         US.  As of and after the Effective Date, subject to the terms and conditions of this Agreement (including Sections 2.1 and 2.2), the Parties will share responsibility for, and control of, Developing the Product in the Field for the US pursuant to the Development Plan (whether or not conducted in the US or in the ROW) and Lannett will assume sole responsibility for, and control of, Commercializing the Product in the Field in the US.

(ii)        ROW.  As of and after the Effective Date, subject to the terms and conditions of this Agreement, HEC will assume sole responsibility for, and control of, Developing and Commercializing the Product in the Field in the ROW and Manufacturing the Product in the Territory.

(b)      Diligence.  Lannett, directly or through one or more of its Affiliates or (sub)licensees, will use Commercially Reasonable Efforts to Develop and Commercialize the Product in the Field in the US and otherwise to perform its obligations under the Development Plan. HEC directly or through one or more of its Affiliates or (sub)licensees, will use Commercially Reasonable Efforts to (a) Manufacture the Product in the Territory and otherwise to perform its obligations under the Development Plan and (b) obtain Regulatory Approval for the Product in the US, subject to Section 3.2(a)(i).  HEC will reasonably cooperate with Lannett in performing the foregoing obligations.  [***]

(c)        Assistance.  During the Term, each Party will cooperate with the other Party to provide reasonable assistance requested by such other Party, to facilitate the Development, Manufacture and Commercialization efforts related to the Products in the US, including assistance with respect to regulatory and Clinical Trial transition matters, and the transfer to the other Party of any Know-How licensed to such other Party under this Agreement.  Such cooperation will include providing the other Party with reasonable access, in person or by teleconference, to such Party’s personnel involved in the Development and Manufacture of the Product.

Section 3.2       Development of Product.

(a)       Development Plan.

(i)         Initial Plan.  Subject to Section 2.1 and Section 2.2, Development of the Product for the US shall be governed by the development plan attached hereto as Schedule 3.2(a) (as amended from time to time in accordance with this Agreement, the “Development Plan”), which includes (a) Lannett’s annual budget of Development Costs attached as Appendix 1, which shall be paid pursuant to Section 3.2(b), and (b) anticipated timelines for performance.  The Direct Costs of conducting Development activities in relation to a Product for the US shall be reflected in the Development Budget and allocated and paid as set forth in HEC’s Financial Responsibility and Lannett’s Financial Responsibility (as defined below). Pursuant to the Development Plan, (a) Lannett shall (i) be the sponsor for and design all Clinical Trials for the

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Product for the US commenced prior to the submission of the BLA Filing and (ii) be responsible for preparing the BLA Filing and (b) HEC shall be responsible for submitting the BLA Filing to the FDA.

(ii)        Updates.  Following the initial preparation of the Development Plan as set forth in Section 3.2(a)(i), the Parties shall mutually agree in writing to any amendments to the Development Plan prior to the grant of Regulatory Approval for the Product in the US; provided that, Lannett shall be entitled, with HEC’s prior written consent not to be unreasonably withheld, to amend the Development Plan solely in order to (x) comply with FDA guidance with respect to the Product, (y) achieve Regulatory Approval in the US and (z) designate Third Party contract research organizations from time to time. In addition, either Party may reasonably request at any time that the other Party consider, review and approve, other updates to the Development Plan for Development activities to support Regulatory Approval on a global basis. Subject to this Section 3.2(a)(ii), neither Party (itself or by or through any others, including any Affiliates or (sub)licensees) will take any material action regarding the Development of the Product for the US (whether or not conducted in the US or in the ROW) unless described in the Development Plan or as required by applicable Laws or applicable Regulatory Authorities or independent monitoring boards for Clinical Trials.

(b)      Development Budgets.  Subject to this Section 3.2(b) and Article IX, HEC shall be solely responsible for paying the Development Costs incurred by HEC to conduct the activities set forth in Appendix 2 of the Development Plan (“HEC’s Financial Responsibility”) and Lannett shall pay up to Thirty-Two Million U.S. Dollars ($32,000,000) for Development Costs (excluding HEC’s Financial Responsibility) pursuant to the Development Plan, including those Out-of-Pocket Costs spent by Lannett beginning on April 1, 2018 set forth on Schedule 3.2(b) (“Lannett’s Financial Responsibility”). Each Calendar Quarter, Lannett shall provide to HEC a written summary report of the Development activities conducted by Lannett in the previous Calendar Quarter pursuant to the Development Plan (including the portion of Lannett’s Financial Responsibility expended in the previous Calendar Quarter) and the Parties shall arrange a mutually convenient time to discuss each such report.  Until such time as Lannett has fulfilled Lannett’s Financial Responsibility, an annual budget (to be incurred by both parties) for the Product as provided in this Section 3.2(b) (the “Development Budget”) shall be prepared as follows: (x) before such time as Lannett has fulfilled Lannett’s Financial Responsibility, Lannett shall prepare the Development Budget (provided that, Lannett shall not be entitled to amend HEC’s Financial Responsibility) and (y) after such time Lannett has fulfilled Lannett’s Financial Responsibility, the Parties shall jointly prepare the Development Budget (provided that, neither party shall be entitled to amend Lannett’s Financial Responsibility or HEC’s Financial Responsibility). For Development Costs to be incurred from and after the Effective Date, the Parties will review and approve the Development Budget reasonably in advance of the applicable Development Costs being incurred (with the intent being to obtain such approval at least six (6) months in advance of such costs being incurred, where practicable).  Thereafter, Lannett will update and provide HEC with a copy of the Development Budget, including the budgeted Shared Development Costs, each Calendar Year sufficiently in advance of the next Calendar Year so as to provide the Parties with an opportunity approve the Development Budget and to budget accordingly, but in any event no later than November 1st of each Calendar Year during the Term.  HEC may request at any time that Lannett consider other updates to the Development Budget. Both parties will review and approve the portion of the Development Budget that qualifies as

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Shared Development Costs and any such update or any other amendment to the portion of the Development Budget that qualifies as Shared Development Costs. Subject to this Section 3.2(b), after Lannett’s Financial Responsibility is expended on Development Costs in accordance with the Development Budget, all reasonable Direct Costs (including Out-of-Pocket Costs) arising from either Party’s conduct of Development with respect to the Product in accordance with the Development Plan and the Development Budget that qualify as Shared Development Costs shall be subject to the Development Cost Share pursuant to Section 9.1.

Section 3.3      Coordination and Reports.  Each Party shall keep the other Party informed with respect to activities assigned to such Party under the Development Plan, including the conduct of any applicable Clinical Trials. Lannett shall provide HEC with regular quarterly written reports on Lannett’s Development activities relating to the US, including a summary of results, information, and data generated, any activities planned with respect to Development going forward (including, for example, updates regarding regulatory matters and Development activities for the next Calendar Quarter), challenges anticipated and updates regarding intellectual property issues relating to the Collaboration. In addition, upon receipt of HEC’s reasonable written request, Lannett shall provide HEC such written reports within fifteen (15) days. Such written reports may be discussed by telephone or video-conference between the Parties. HEC shall have the right to access to the original records and data that support the Reports within forty-five (45) days after the receipt of Lannett’s prior written consent, if applicable.

Section 3.4       Rights to Use Product Data.

(a)       Each Party, in a given country for Development or Commercialization of Product in such country, shall keep accurate records of all Product Data generated as a result of all activities by or on behalf of such Party in performing Development and Commercialization in relation to Product.  Each Party shall provide the other Party with copies of all such Product Data Controlled by the Party during the Term that is necessary for or reasonably related to the Development and Commercialization of Product promptly following the generation of such Product Data.  Product Data Controlled by Lannett shall be included in the Lannett Know-How and licensed to HEC pursuant to Section 8.1(b), and Product Data Controlled by HEC shall be included in the HEC Know-How and licensed to Lannett pursuant to Section 8.1(a).

(b)      Notwithstanding anything to the contrary in this Agreement, each Party shall promptly provide to the other Party, free of charge, copies of and rights of reference to and use of all Product Data that is Controlled by such Party, and that is relevant to or necessary to address issues relating to: (i) the safety of Products in the Territory, including Data that is related to adverse effects experienced with Products, or (ii) all activities relating to CMC regarding Products, and in each case of (i) and (ii), that are required to be reported or made available to Regulatory Authorities in the Territory during the Term, when and as such data become available.

Section 3.5       Records; Tech Transfer.

(a)       Maintenance of Records.  Each Party shall maintain in all material respects, and shall require its Licensee Partners and Third Party Contractors to maintain in all material respects, complete and accurate records in segregated books of all Development work conducted in furtherance of the Collaboration and all results, data and developments made in conducting

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such activities. Such records shall be (i) complete and accurate and shall fully and properly reflect all such work done and results achieved in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and (ii) in the case of HEC, available in English on a timely basis, unless otherwise agreed by both Parties.  Each Party shall require the applicable study sites to maintain original source documents from Clinical Trials of the Products for at least five (5) years following the launch of the Product in the US and in accordance with relevant and local site International Council for Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use guidelines.

(b)      Inspection.  Each Party shall have the right, during normal business hours and upon reasonable written notice, to inspect and copy (or request the other Party to copy) all records of the other Party or its Licensee Partners or Third Party Contractors in relation to the Development of the Product for the US, as applicable, maintained in connection with the work done and results achieved in the performance of Development activities under the Collaboration, but solely to the extent access to such records is necessary for such Party to exercise its rights under this Agreement.

(c)       Tech Transfer.  As soon as reasonably practical after the Effective Date and thereafter upon Lannett’s reasonable request during the Term, HEC shall transfer to Lannett, at no cost to Lannett, copies of all HEC Know-How, HEC Collaboration Know-How and HEC’s interest in the Joint Know-How related to the Product, to the extent not previously transferred to Lannett.  Upon HEC’s reasonable request during the Term, Lannett shall transfer to HEC, at no cost to HEC, copies of all Lannett Know-How, Lannett Collaboration Know-How, Lannett’s interest in the Joint Know-How and Pen Know-How related to the Product, to the extent not previously transferred to HEC.  In addition, each Party shall provide reasonable assistance, including making its personnel reasonably available for meetings or teleconferences to answer questions and provide technical support to the other Party with respect to the use of such transferred Know-How in the Development, Manufacture and Commercialization of Products.   The costs and expenses incurred by either Party in connection with such assistance shall be solely borne by such Party (and shall be excluded from Shared Development Costs).  Any documents (excluding the documentation or records for deviations during the manufacture process, such as the out of specification results) provided by HEC to Lannett pursuant to this Section 3.5(c) shall be: (i) originally documented in English; or (ii) translated into English and accompanied by a certified English translation at HEC’s sole cost.

Section 3.6       Pen Development.

(a)       Pen Development Plan.  Lannett shall use its Commercially Reasonable Efforts to Develop Pens for the Product with any Third Party, which are to be used in the administration of the formulation of Insulin Glargine (each form of such Pen, a “Pen Presentation”).

(b)      As soon as practicable after the Effective Date, Lannett shall use its Commercially Reasonable Efforts to submit to HEC a proposed detailed development program and timeline for any Pen Presentation, such proposal to include (x) details regarding the timing of any required documentation for inclusion in applications for Regulatory Approval of Pens with Regulatory Authorities in the US, and (y) requirements that design changes to the Pen(s) be made

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if necessary to address any handling issues identified during initial user handling studies of such Pen(s). HEC shall review such proposal and the Parties shall discuss and revise such proposal in good faith until agreed upon by the Parties, at which time it will be appended to, and made a part of, this Agreement as Exhibit F and become a “Pen Development Plan” hereunder; provided that, any amendments to the Pen Development Plan shall be mutually agreed by the Parties in writing. [***].

(c)       Lannett shall develop the Pen Presentations in accordance with the Pen Development Plan and all such development costs shall be included as part of Lannett’s Financial Responsibility and, after fulfillment of Lannett’s Financial Responsibility, then shall not be included as part of Shared Development Costs in accordance with Section 9.1(a) (other than manufacturing implementation, costs of producing samples of the Pen Presentations for Clinical Trials, qualifying the manufacturing process for Pen Presentation assembly, CMC Development work, and equipment by HEC at HEC’s facilities, which shall be at HEC’s sole expense). Lannett shall use its Commercially Reasonable Efforts to enter into all necessary agreements with Third Parties, including any Third Party manufacturers and suppliers of the Pen.

Article IV

Manufacture and Supply

Section 4.1    Generally.  Subject to the terms and conditions of this Agreement, HEC will assume sole responsibility for the Manufacture of Insulin Glargine for Development and Commercialization of the Product in the US, including final assembly of the Pen and primary and secondary packaging, all in accordance with FDA requirements for pharmaceutical serialization. On the Effective Date, the Parties shall enter into the supply agreement for the Manufacture and supply of the Product substantially in the form set forth on Exhibit G (the “Supply Agreement”) for (a) subject to Section 4.2, Clinical Trials for purposes of obtaining Regulatory Approval in the US and (b) Commercialization of the Product in the US.

Section 4.2   Manufacturing Costs.  All Manufacturing Costs incurred by HEC pursuant to the Development Plan shall be borne solely by HEC. The costs of any raw materials and other production materials (including the manufacture of the clinical samples of the Product for Clinical Trial purposes) required by Lannett to conduct Clinical Trials for the Product for the US (whether or not conducted in the US or in the ROW) shall be borne solely by HEC as part of HEC’s Financial Responsibility.

Section 4.3    New Facility.

(a)       [***].

(b)      [***].

Section 4.4    Representative in Insulin Glargine Manufacturing Site. [***]. Lannett’s representative will, strictly for the purpose of ensuring compliance with GMPs: (i) have full access to the validation master plan for the Insulin Glargine Manufacturing Site and the manufacturing operations and laboratories (including facilities, equipment, documentation, and personnel) utilized for the Manufacture of Insulin Glargine when Insulin Glargine is being produced, tested, or released, (ii) have the option to participate in batch record reviews, deviation investigations,

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customer complaints, quality incidents, and other such activities related to the release of Insulin Glargine, (iii) will have the ability to convene periodic meetings with representatives of HEC with respect to Manufacture of Insulin Glargine, (iv) participate in routine and for-cause quality audits, (v) review validation data for systems and processes relevant to Insulin Glargine, (vi) ensure appropriate quality metrics are tracked and trended to identify adverse quality trends in both Insulin Glargine and systems, (vii) participate in scheduled periodic GMP audits, (viii) participate with the site supply chain team to review manufacturing schedules and provide input, and (ix) participate in joint capacity review meetings to be conducted at least annually based on HEC’s forecasts. All the documents and written or electronic records related to the clauses (i) through (ix) shall not be copied or sent in their electronic version by email, or in the printed or writing version by mail or express courier service to Lannett, its Affiliates or sublicensees. The costs or expenses incurred by Lannett from the outside representative of Lannett or its Affiliates that are involved in the activities listed in clauses (i) through (ix) above, if applicable, shall be borne solely by Lannett and, for clarity, not part of Lannett’s Financial Responsibility, the Shared Development Costs, or Profit & Loss Share.

Article V

Regulatory Matters

Section 5.1      Lead Responsibility for Regulatory Interactions.  Except as may otherwise be mutually agreed by the Parties:

(a)       Lead Responsibility.  Subject to Section 5.4, (i) prior to submission of the BLA Filing by HEC, Lannett shall have lead responsibility for all Regulatory Interactions with Regulatory Authorities in the US for each Product and (ii) following submission of the BLA Filing by HEC, HEC shall have lead responsibility for all Regulatory Interactions with Regulatory Authorities in the US for each Product.

(b)      Regulatory Interactions Defined.  For purposes of this Agreement, “Regulatory Interactions” means (i) monitoring and coordinating all regulatory actions, preparing, submitting and coordinating all communications and filings with, and submissions to, all Regulatory Authorities with respect to the Products and (ii) interfacing, corresponding and meeting with the Regulatory Authorities with respect to the Products.

(c)       Regulatory Responsibilities.

(i)         Lannett shall be responsible for, and have final decision-making authority over, preparing the IND and BLA Filing.

(ii)        Subject to Section 5.1(c)(i) above, HEC shall be responsible for (x) submitting the BLA Filing prepared by Lannett in the name of HEC or an Affiliate with the FDA and (y) paying all Biosimilar User Fees for the Product as part of HEC’s Financial Responsibility set forth in Appendix 2 of the Development Plan and (z) preparing and submitting all other regulatory filings with respect to any Development, Manufacturing or Commercialization for Products (other than filings with respect to clinical trials for the Product).

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(iii)      Each Party shall provide the other Party with all relevant clinical and nonclinical data requested by a Regulatory Authority, including pharmacology and toxicology data generated by such Party with respect to each Product. Unless otherwise agreed upon by all of the Parties, any documents provided by HEC to Lannett pursuant to this Section 5.1(c)(ii) shall be: (x) documented in English; or (y) translated into English and accompanied by a certified English translation at HEC’s sole cost. The documents and data that have been translated by Lannett at Lannett’s costs according to the Appendix 2 of the Development Plan shall be excluded.

Section 5.2       Participation Rights.

(a)       Review of Regulatory Documentation.  Each Party shall keep the other Party reasonably informed in connection with all Regulatory Interactions, preparation of all Regulatory Documentation, Regulatory Authority review of Regulatory Documentation, Regulatory Approvals, annual reports, including periodic safety reports to the respective health authorities, annual re-assessments, and any subsequent variations and changes to labeling, in each case with respect to the Products.  Each Party shall respond within a reasonable time frame to all reasonable inquiries by the other Party with respect to any information provided pursuant to this Section 5.2(a) (and sufficiently promptly for the other Party to provide meaningful input with respect to responses to Regulatory Authorities).

(b)      Participation in Meetings.  Each Party shall have the right to participate in material or scheduled face-to-face meetings, video conferences and teleconferences with all applicable Regulatory Authorities relating to any Product, and shall be provided with advance access to the other Party’s material documentation prepared for such meetings.

(c)       Review.  Prior to submission of material correspondence to any Regulatory Authority with respect to the Products, each Party shall, sufficiently in advance for the other Party to review and comment, provide the other Party any material correspondence with the Regulatory Authority related to such meetings. Each Party shall also provide the other Party with copies of any material correspondence with Regulatory Authorities relating to Development of, or the process of obtaining Regulatory Approval for, the Products and respond within a reasonable time frame to all reasonable inquiries by the other Party with respect thereto.

Section 5.3       Global Safety Data Sharing Program and Database.  At a time to be mutually agreed by the Parties, HEC shall establish, hold and maintain a single electronic system and program for the collection, storage and sharing of all safety information for the Products in the Territory (the “Global Safety Data Sharing Program and Database”).  Such database and program shall comply in all material respects with all Laws reasonably applicable to pharmacovigilance anywhere where the Products are being or have been Developed or Commercialized. Unless the Parties otherwise agree in writing, HEC shall be responsible for operating the Global Safety Data Sharing Program and Database for the Products; provided,  that Lannett may hold and maintain a parallel safety database for the Products as needed or required according to applicable Laws.  The costs and expenses for establishing and operating such Program and Database (including the pharmacovigilance expenses of the Product in China and US) shall be included in the Shared Development Cost or the Profit & Loss Share.

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Section 5.4       Recalls, Market Withdrawals or Corrective Actions.

(a)       In the event that any Regulatory Authority issues or requests a recall, market withdrawal, clinical hold involving discontinuation of use of the Product or similar action in connection with a Product in any portion of the Territory, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall, market withdrawal or similar action in any country in the Territory, the Party notified of such recall, market withdrawal or similar action, or the Party that desires such recall, market withdrawal or similar action, shall within twenty-four (24) hours advise the other Party thereof by telephone.  Lannett shall, after reasonable consultation with HEC, decide whether to conduct a recall, market withdrawal or similar action in the US and the manner in which any such recall, market withdrawal or similar action shall be conducted.  Each Party will make available to the other Party, upon request, all of such Party’s (and its Affiliates’) pertinent records that such other Party may reasonably request to assist such other Party in effecting any recall, market withdrawal or similar action.

(b)      Subject to Article XIII, the costs and expenses incurred relating to a recall, market withdrawal, clinical hold involving discontinuation of use of the Product or similar action of any Product(s) in the Territory shall be (I) taken into account in determining the Development Cost Share if incurred prior to First Commercial Sale of the applicable Product in the US or (II) taken into account in determining the Profit & Loss Share if incurred in the US after the First Commercial Sale of the applicable Product in the US (in each case, as, and to the extent, provided in Section 9.1, Section 9.2 and Exhibit D).

Article VI

Commercialization

Section 6.1       Commercialization Responsibilities for Products in the US.

(a)       Responsibility.  Subject to the terms and conditions of this Agreement, Lannett will have sole responsibility, and shall be the Commercialization lead Party, for all Commercialization activities for Products in the US and Lannett shall have final decision-making authority with respect to all matters that relate to Commercialization of Products in the US, in accordance with Section 2.1.

(b)      Sales.  Lannett will book and record all sales of the Product in the US, and will have the sole responsibility for the processing of orders, invoicing, terms of sale, and distribution of the Products throughout the US.

Section 6.2      Acknowledgement.  Each Party hereby acknowledges and agrees that it will not convey, transfer, license or lease any of its rights or obligations under this Agreement, except as expressly permitted in this Agreement, including as set forth in Section 8.2, 0 or Section 15.4.

Section 6.3      Commercialization Costs.  During the Term, all Commercialization costs in the US that constitute Allowable Expenses and are incurred by Lannett shall be included in the Profit & Loss Share. Subject to the terms and conditions of this Agreement, all Commercialization costs in the ROW shall be borne one hundred percent (100%) by HEC.

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Section 6.4       Trademarks.

(a)       Selection of Trademarks.  Lannett shall select the trademark(s) to be used in connection with the marketing and sale of the Products solely in the US (such marks, together with registrations, applications for registration and common law rights therein, collectively, “US Product Trademarks”).

(b)      Ownership.  Lannett and HEC shall jointly own all US Product Trademarks.  Lannett shall solely own all trademarks used solely in connection with the marketing and sale of the Pen (together with registrations, applications for registration and common law rights therein). HEC shall solely own all trademarks used solely in connection with the marketing and sale of Insulin Glargine (together with registrations, applications for registration and common law rights therein). Each Party will execute and deliver any further document reasonably requested by the other Party to further document or record any such assignment.

(c)          Branding.  From time to time, the Parties shall discuss in good faith any branding or co-branding of the Products (the “Licensed Branding”), and the Parties will enter into appropriate trademark licensing agreements to achieve the foregoing.  For the avoidance of doubt, nothing in this Agreement shall be construed to grant either Party any rights in or to any of the other Party’s trademarks, tradenames, logos, or other marks (other than US Product Trademarks), including use thereof, absent a separate trademark licensing agreement entered into by the Parties.  Notwithstanding the foregoing, subject to any restrictions on the form or content of the Licensed Branding imposed by any Regulatory Authority, unless the Parties mutually agree otherwise in writing, the Licensed Branding used with respect to Products shall feature the logos of Lannett and HEC with approximately equal sizing and similar prominence, with Lannett’s name first, on all packaging and materials used for Commercialization of such Products in the US, to the extent permitted by applicable Law.

Article VII

Diligence

Section 7.1       Collaboration Activities.

(a)       General.  Each Party shall use Commercially Reasonable Efforts to perform all Development, Manufacturing and Commercialization activities for which such Party is responsible hereunder and, as applicable, shall perform such activities in compliance with the applicable Development Plan, including any budget(s) and timeframe(s) set forth therein and including making available those resources set forth in any applicable Development Plan and the terms of this Agreement.

(b)      Compliance with Laws.  Each Party shall (i) perform its obligations under this Agreement in a scientifically sound and workmanlike manner and (ii) carry out all work done in the course of the Collaboration in compliance with all applicable Laws governing the conduct of such work.

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Section 7.2       Day-to-Day Responsibility.  Each Party shall be responsible for day-to-day implementation of the Development, Manufacturing and Commercialization activities for which it (or its Affiliate) has been, or otherwise is, assigned responsibility under this Agreement or, as applicable, the Development Plan, and shall keep the other Party reasonably informed as to the progress of such activities.

Article VIII

Grant of Rights; Exclusivity

Section 8.1

(a)       License Granted to Lannett.  Subject to the terms and conditions of this Agreement, during the Term, HEC hereby grants to Lannett (i) a co-exclusive (with HEC and its Affiliates and sublicensees) license, with the right to grant sublicenses (subject to Section 8.2 and Section 8.3), under and to the HEC Intellectual Property and HEC Collaboration Intellectual Property to Develop the Products for the US and (ii) an exclusive license, with the right to grant sublicenses (subject to Section 8.2 and Section 8.3), under and to the HEC Intellectual Property and HEC Collaboration Intellectual Property to offer for sale, sell, import and otherwise Commercialize the Products for the US.

(b)      License Granted to HEC.  Subject to the terms and conditions of this Agreement, during the Term, Lannett hereby grants to HEC a co-exclusive license, with the right to grant sublicenses (subject to Section 8.2 and Section 8.3), under and to the Lannett Intellectual Property and Lannett Collaboration Intellectual Property to (i) Develop the Products for the US and (ii) Manufacture the Products in the Territory solely for sale of Products to Lannett in the US. Lannett also grants HEC a non-exclusive license under and to the Pen Intellectual Property to assemble the Pen in the Territory for the Manufacture of the Product for Commercialization in the US.  Notwithstanding the foregoing, HEC will not conduct any clinical trials for the Product in the Territory without Lannett’s consent.

Section 8.2      Sublicense Rights.  Subject to Section 8.3, the Parties have the following sublicensing rights.

(a)       Sublicenses to Affiliates and Subcontractors.  Each Party shall have the right to grant sublicenses within the scope of the licenses and sublicense under Section 8.1:

(i)         to such Party’s Affiliates; and

(ii)        to Third Parties for the purpose of (X) with respect to HEC, Commercializing any Product in the ROW or (Y) engaging Third Parties as contract research organizations, contract manufacturers, contract sales forces, consultants, academic researchers and the like (“Third Party Contractors”) in connection with Development, Manufacturing or Commercialization activities throughout the Territory (to the extent such Party is permitted to engage in such activities in any applicable country) on behalf of such Party or its Affiliates with respect to the Collaboration under this Agreement, subject to the following:

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(A)       unless otherwise mutually agreed by the Parties, each Party shall require any such Third Party to whom such Party discloses Confidential Information to enter into an appropriate written agreement obligating such Third Party to be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than the obligations set forth in Article XI, including requiring such Third Party to agree in writing not to issue any Publications except in compliance with the terms of this Agreement (including the obligations set forth in Section 11.4, except that Publications by academic collaborators shall be permitted if the academic collaborator (i) provides an advance copy of the proposed Publication (under the same time periods as described in Section 11.4(a)), which must be shared with the other Party, (ii) agrees to delay such Publication sufficiently long enough to permit the timely preparation and filing of a patent application, and (iii) upon the request of either Party, removes from such Publication any Confidential Information of such Party);

(B)       unless otherwise mutually agreed by the Parties, each Party will obligate such Third Party to agree in writing to assign ownership of, or grant an exclusive, royalty-free, worldwide, perpetual and irrevocable license (with the right to grant sublicenses) to, any inventions arising under its agreement with such Third Party to the extent related to Development, Manufacturing or Commercialization with respect to the Products in the Field; and such Party shall structure such assignment or exclusive license so as to enable such Party to sublicense such Third Party inventions to the other Party pursuant to Section 8.1 (including permitting such other Party to grant further sublicenses); provided that, in connection with any academic collaborator performing research work with respect to the Product that is not reasonably expected by the applicable Party to result in inventions related to composition of matter or methods of use, it shall be sufficient for such Party to obtain a non-exclusive, worldwide, royalty-free, perpetual license (with the right to grant sublicenses) to, and a right to negotiate for an exclusive license, with the right to grant sublicenses, to, any inventions resulting from such research work, which sublicensing rights must permit sublicensing to the other Party pursuant to Section 8.1 (including permitting such other Party to grant further sublicenses);

(C)       each Party shall notify the other Party in writing of the execution of any such agreement with any such Third Party and, if requested, shall provide the other Party with a copy of such agreement, which copy may be redacted with respect to matters that do not relate to the Collaboration; and

(D)       unless otherwise mutually agreed by the Parties, each Party will require any such Third Party to grant to the other Party access to all confidential protocols and data generated by such Third Party’s work with respect to the Products to the same extent as such other Party’s grant of licenses under Section 8.1, and grant the other Party the right to audit the records of such Third Party.

(b)      Other Sublicenses.  Except as provided in Section 8.2(a), any other sublicense by either Party under the licenses and sublicenses set forth in Section 8.1 shall require the prior written consent of the other Party, which consent shall not be unreasonably withheld.

Section 8.3      Sublicense Requirements.  Any sublicense granted by a Party pursuant to this Agreement shall be subject to the following:

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(a)       each sublicense granted hereunder by a Party or its Affiliates shall be consistent with the requirements of this Agreement;

(b)      any transfer of rights between a Party and its Affiliates shall not be deemed a sublicense by such Party but shall be deemed a direct license by the other Party to such Party’s Affiliate; it being understood and agreed that such Party shall remain responsible for the activities of its Affiliate;

(c)       a Party’s or its Affiliates’ Licensee Partners or Third Party Contractors shall have no right to grant further sublicenses without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed;

(d)      such Party shall be primarily liable for any failure by its Affiliates and Licensee Partners and Third Party Contractors to comply with all relevant restrictions, limitations and obligations in this Agreement; and

(e)       such sublicense must be granted pursuant to a written sublicense agreement and, with respect to any sublicense other than a sublicense by a Party to an Affiliate of such Party, such Party must provide the other Party with a copy of any sublicense agreement entered into under Section 8.2 above within thirty (30) days after the execution of such sublicense agreement; provided that any such copy may be reasonably redacted to remove any confidential, proprietary or competitive information, but such copy shall not be redacted to the extent that it impairs the other Party’s ability to ensure compliance with this Agreement.  Such sublicense agreement shall be treated as Confidential Information of the sublicensing Party.

Section 8.4       Affiliates and Third Party Contractors.  Either Party may exercise its rights and perform its obligations hereunder itself or through its Affiliates and (sub)licensees.  Each Party shall be primarily liable for any failure by its Affiliates and (sub)licensees (including Third Party Contractors) to comply with all relevant restrictions, limitations and obligations in this Agreement.  If either Party desires to use any Person to conduct any of its Development, Commercialization, Manufacture or other Collaboration activities hereunder, such Party must comply with the obligations of 0 through (D), even to the extent no sublicense of rights is granted to such Third Party.

Section 8.5       Third Party Agreements.

(a)       Acknowledgement.  Each Party acknowledges that either party shall be responsible for the fulfillment of its obligations under each Third Party Agreement between such party and the Third Party.

(b)      Covenants Regarding Third Party Agreements.  One Party agrees that during the Term:

(i)         One Party shall not modify or amend any Third Party Agreement in any way that adversely affects the other Party’s rights hereunder without the other Party’s prior written consent;

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(ii)        One Party shall not terminate any Third Party Agreement in whole or in part, without the other Party’s prior written consent;

(iii)      One Party shall be solely responsible for, and shall make, all royalty payments, milestone payments, yearly fees, sublicensee fees, Prosecution fees, and all other payments owed to any Third Party under and pursuant to any Third Party Agreement;

(iv)       One Party shall not waive or fail to exercise any of its rights, or fail to perform any of its obligations, under any Third Party Agreement where such waiver or failure to exercise or perform would adversely affect the other Party’s rights hereunder, without the prior written consent of the other Party, including rights with respect to including applicable improvements within the licenses granted under such Third Party Agreement; and, at the reasonable request of the other Party, such Party shall exercise such rights and make such requests described above as are permitted under such Third Party Agreement;

(v)        One Party shall promptly furnish the other Party with copies of all reports and other communications that such Party furnishes to any Third Party under any Third Party Agreement to the extent that such reports relate to this Agreement;

(vi)       One Party shall promptly furnish the other Party with copies of all reports and other communications that such Party receives from any Third Party under any Third Party Agreement that relate to this Agreement (including notices relating to applicable improvements under such Third Party Agreement);

(vii)      One Party shall furnish the other Party with copies of all notices received by such Party relating to any alleged breach or default by such Party under any Third Party Agreement within two (2) Business Days after such Party’s receipt thereof; in addition, if such Party should at any time breach a Third Party Agreement or become unable to timely perform its obligations thereunder, such Party shall immediately notify the other Party; and

(viii)    If one Party cannot or chooses not to cure or otherwise resolve any alleged breach or default under any Third Party Agreement (A) such Party shall so notify the other Party within two (2) Business Days of such decision, which shall not be less than fifteen (15) Business Days prior to the expiration of the cure period under such Third Party Agreement; provided that such Party shall use Commercially Reasonable Efforts to cure any such breach or default; and (B) the other Party, in its sole discretion, shall be permitted (but shall not be obligated), on behalf of such Party, to cure any breach or default under such Third Party Agreement in accordance with the terms and conditions of such Third Party Agreement or otherwise resolve such breach directly with the applicable Third Party under such Third Party Agreement; and (C) if the other Party pays any such Third Party any amounts owed by such Party under such Third Party Agreement, then the other Party may deduct such Party’s share of such amounts from payments the other Party is required to make thereafter to such Party hereunder or, at the other Party’s election, may otherwise seek reimbursement of such amounts from such Party.

(c)       Termination of Third Party Agreements.  The Parties agree that voluntary termination, without both Parties’ prior written consent, of any Third Party Agreement with respect to any Patent or Know-How that is necessary to Develop, Manufacture or Commercialize

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the Products shall be deemed a breach of this Agreement by the Party that is the licensee under such Third Party Agreement; provided that (i) if the other Party’s breach of this Agreement results in a breach of any Third Party Agreement, such other Party agrees to use Commercially Reasonable Efforts to assist the Party that is the licensee under such Third Party Agreement in curing such breach of such Third Party Agreement and (ii) if the other Party’s breach of this Agreement results in a termination of any Third Party Agreement, such termination of such Third Party Agreement shall not be deemed a breach of this Agreement by the Party that is the licensee under such Third Party Agreement.

Section 8.6       Exclusivity.

(a)       Exclusivity Obligations.  During the Term, each of the Parties covenants and agrees, solely on behalf of itself and its respective Affiliates, that it shall not (except as otherwise expressly permitted in this Section 8.6): (i) alone or with or for any Third Party, Develop or Commercialize for the US any formulations of Insulin Glargine administered with a Pen that would be a Biosimilar Product or (ii) license, authorize, appoint or otherwise willfully or intentionally enable, whether directly or indirectly, a Third Party to conduct any of the activities described in clause (i).

(b)      Exceptions.

(i)         Incidental Discoveries.  A Party shall be deemed not to be, directly or indirectly (whether such activities are conducted internally or with or through a Third Party), Developing or Commercializing in violation of the provisions of Section 8.6(a) as a result of conducting a research program or discovery effort (or Developing, Commercializing a molecule resulting from such research program or discovery effort) that has as its specified and primary goal, as evidenced by items such as laboratory notebooks or other relevant documents contemporaneously kept, taken as a whole, to discover or Develop any compound that is not a Product.

(ii)        Competitive Programs.  Section 8.6(a) shall not apply to the applicable Party if, during the Term, such Party or any of its Affiliates (other than in a Change of Control transaction with respect to such Party) merges or consolidates with, or otherwise acquires, a Third Party that is then engaged in activities that would otherwise constitute a breach of this Section 8.6 by such Party or its Affiliates (a “Competitive Program”); it being understood and agreed that, unless the Parties agree otherwise in writing, such Party that is engaged in a Competitive Program (the “Competitive Program Party”) shall, within ninety (90) days after the date of such merger, consolidation or acquisition, notify the other Party that it intends to either:  (A) terminate, or cause its relevant Affiliate to terminate, the Competitive Program or (B) divest, or cause its relevant Affiliate to divest, whether by license or otherwise, the Competitive Program.  If the Competitive Program Party notifies the other Party within such ninety (90) day period that it intends to terminate, or cause its relevant Affiliate to terminate, such Competitive Program, the Competitive Program Party or its relevant Affiliate, shall (X) terminate such Competitive Program as quickly as possible, and in any event within one hundred and eighty (180) days (unless applicable Law requires a longer termination period) after the Competitive Program Party delivers such notice to the other Party; and (Y) confirm to the other Party when such termination has been completed, and the Competitive Program Party’s continuation of the Competitive Program during

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such one hundred and eighty (180) day (or, as required by applicable Law, longer) period shall not constitute a breach of the Competitive Program Party’s exclusivity obligations under Section 8.6(a).  If the Competitive Program Party notifies the other Party within such ninety (90) day period that it intends to divest such Competitive Program, the Competitive Program Party or its relevant Affiliate shall use all reasonable efforts to effect such divestiture as quickly as possible, and in any event within one hundred eighty (180) days after the Competitive Program Party delivers such notice to the other Party, and shall confirm to the other Party when such divestiture has been completed.  If the Competitive Program Party or its relevant Affiliate fails to complete such divestiture within such one hundred eighty (180) day period, but has used reasonable efforts to effect such divestiture within such one hundred eighty (180) day period, then, unless otherwise required by applicable Law, such one hundred eighty (180) day period shall be extended for such additional reasonable period thereafter as is necessary to enable such Competitive Program to be in fact divested, not to exceed an additional one hundred eighty (180) days; provided,  however,  that such additional one hundred eighty (180) day period shall be extended for such period as is necessary to obtain any governmental or regulatory approvals required to complete such divestiture if the Competitive Program Party or its relevant Affiliate is using good faith efforts to obtain such approvals.  The Competitive Program Party’s continuation of the Competitive Program during such divestiture period shall not constitute a breach of the Competitive Program Party’s exclusivity obligations under Section 8.6(a).

(iii)      Certain Permitted Activities.

(A)       The restrictions set forth in Section 8.6(a) shall not be deemed to prevent either Party or its respective Affiliates from (1) fulfilling its obligations under this Agreement, or (2) engaging any subcontractors in accordance with Section 8.2(a)(ii) of this Agreement.

(B)       If a Change of Control occurs with respect to either Party with a Third Party and the Third Party already is conducting or is planning to conduct activities that would cause a Party or an Affiliate to violate Section 8.6(a) (an “Acquirer Program”), then such Third Party will be permitted to initiate or continue such Acquirer Program and such initiation or continuation will not constitute a violation of Section 8.6(a); provided that (1) none of the Lannett Collaboration Intellectual Property, HEC Collaboration Intellectual Property or Joint IP will be used in any Acquirer Program, (2) none of the other Patents or Know-How licensed by either Party to the other Party pursuant to this Agreement will be used in any Acquirer Program, (3) no Confidential Information of the other Party will be used in any such Acquirer Program, and (4) the Development and Commercialization activities required under this Agreement will be conducted separately from any Development and Commercialization activities directed to such Acquirer Program, including by the maintenance of separate lab notebooks and records, commercial records (password-protected to the extent kept on a computer network) and the use of separate personnel working on each of the activities under this Agreement, and the activities covered under such Acquirer Program (except that this requirement shall not apply to personnel who have senior research management roles and not project level research roles, provided such personnel in senior research management roles are not directly involved in the day-to-day activities under such Acquirer Program).

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Section 8.7      No Implied Licenses Rights.  Except as expressly provided in Section 8.1, and subject to Section 8.6, all rights in and to the HEC Intellectual Property, HEC’s and its Affiliates’ interests in HEC Collaboration Intellectual Property, Joint IP and any other Patents or Know-How of HEC and its Affiliates, are hereby retained by HEC and its Affiliates.  Except as expressly provided in Section 8.1, and subject to Section 8.6, all rights in and to the Lannett Intellectual Property, Lannett’s and its Affiliates’ interests in Lannett Collaboration Intellectual Property and any other Patents or Know-How of Lannett and its Affiliates, are hereby retained by Lannett and its Affiliates.

Section 8.8      Section 365(n) of the Bankruptcy Code.  All rights and licenses granted under or pursuant to any section of this Agreement are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, US Code), as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code.  The Parties will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.  The Parties agree that each Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of applicable Law outside the US that provide similar protection for “intellectual property.”  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the Bankruptcy Code or analogous provisions of applicable Law outside the US, the Party that is not subject to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, will be promptly delivered to it upon the non-subject Party’s written request thereof.  Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

Article IX

Financial Provisions

Section 9.1       Shared Development Costs.

(a)       During the Term, a Financial Working Group (as defined in Exhibit D) shall be established as of the Effective Date and responsible for management of the Development Costs. All reasonable Direct Costs incurred by either Party or its Affiliates in conducting Development activities for the Product solely for the US pursuant to the Development Plan (including any Clinical Trials but excluding any Phase IV Studies conducted following Regulatory Approval which shall be included in the determination of Operating Profits or Losses) in accordance with terms and conditions of this Agreement, but excluding (i) HEC’s Financial Responsibility; (ii) Lannett’s Financial Responsibility ([***]), and (iii) subject to Appendix 2 of the Development Plan, the costs and expenses of conducting Clinical Trials for the Product prior to Regulatory Approval (such costs, after exclusion of the costs in clauses (i) through (iii), the “Shared Development Costs”) shall be borne fifty percent (50%) by HEC and fifty percent (50%) by Lannett (the “Development Cost Share”) as provided in this Agreement; it being understood and agreed that (x) [***], (y) [***]  and (z) neither Party shall be required to share any Shared Development Costs in excess of Thirteen Million U.S. Dollars ($13,000,000) in the aggregate (unless otherwise agreed by the Parties in writing).  The Parties shall seek to mutually and reasonably agree whether any Development activities were intended solely for the US or ROW or

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intended to be included in regulatory filings for Regulatory Approval on a global basis; provided,  however,  that, Development activities that are not designed solely for the US, shall be excluded from Shared Development Costs. Shared Development Costs shall initially be borne by the Party incurring the applicable costs or expenses, subject to reimbursement in accordance with Section 9.1(b).

(b)      Within forty-five (45) days following the end of each Calendar Quarter, each Party shall provide the other Party a report of actual Shared Development Costs incurred by such Party during such Calendar Quarter in accordance with the Development Plan, together with reasonable supporting evidence of such Shared Development Costs.  Each Party shall submit any supporting information or clarifications reasonably requested by the other Party related to such Shared Development Costs included in such Party’s report within ten (10) days after such Party’s receipt of such request.  The Parties shall conduct a reconciliation of Shared Development Costs for the subject Calendar Quarter within fifteen (15) days after receipt of all such supporting information (but in any case, within thirty (30) days after the end of the applicable Calendar Quarter), and an invoice shall be issued to the Party (if any) that has not paid for its full share of the Shared Development Costs for such Calendar Quarter so that each of the Parties bears its Development Cost Share after giving effect to such payment for such Calendar Quarter.  The paying Party shall pay all amounts payable under any such invoice within thirty (30) days after its receipt of such invoice.

Section 9.2        Profit & Loss Share. Subject to Section 3.2:

(a)       Profit & Loss Share.

(i)         Subject to Section 9.2(a)(ii) below, the Parties will share in (and bear) Operating Profits or Losses with respect to the Development and Commercialization of Product(s) in the US as follows: (i) commencing on the earlier of (A) the incurrence of Shared Development Costs or (B) initiation of the Profit & Loss Share and  until the earlier to occur of (x) the tenth (10th) anniversary of the First Commercial Sale or (y) termination of the Term, HEC will bear (and be entitled to) fifty percent (50%) of such Operating Profits or Losses and Lannett will bear (and be entitled to) fifty percent (50%) of such Operating Profits or Losses, in each case with respect to any such period ending on the earlier of subclauses (x) or (y) of this clause (i), and (ii) beginning immediately after the last day of the period described in clause (i), until the earlier to occur of (x) the fifteenth (15th) anniversary of the First Commercial Sale or (y) expiration or termination of the Term, HEC will bear (and be entitled to) sixty percent (60%) of such Operating Profits or Losses, and Lannett will bear (and be entitled to) forty percent (40%) of such Operating Profits or Losses, in each case with respect to any such period ending on the earlier of subclauses (x) or (y) of this clause (ii) (clauses (i) and (ii), as applicable, the “Profit & Loss Share”).

(ii)        Notwithstanding anything to the contrary, the Parties understand and agree that, if a Failure to Ensure Minimum Supply occurs, then the Profit & Loss Share shall be revised such that HEC will be entitled to forty percent (40%) of the Operating Profits and Lannett will be entitled to sixty percent (60%) of the Operating Profits, in each case, on and from the date of the Failure to Ensure Minimum Supply until the date on which Lannett recovers all expended amounts of Lannett’s Financial Responsibility;  it being understood and agreed that the allocation of the Operating Losses for each Party shall correspond to the percentage allocations set

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forth in Section 9.2(a)(i) above, provided that HEC has not cured such Failure to Ensure Minimum Supply within ninety (90) days.

(b)      Quarterly Reconciliation and Payments.  Unless the Parties otherwise agree in advance in writing, reconciliation and payments of the Profit & Loss Share shall be conducted as set forth in Exhibit D.

Section 9.3       Financial Records.  The Parties shall keep, and shall require their respective Affiliates and (sub)licensees to keep, complete and accurate books and records in accordance with the applicable Accounting Standards.  The Parties shall keep, and shall require their respective Affiliates and (sub)licensees to keep, such books and records for at least five (5) years following the end of the Calendar Year to which they pertain.  Such books of accounts shall be kept at the principal place of business of the financial personnel with responsibility for preparing and maintaining such records.  The Parties shall also keep, and require their respective Affiliates and (sub)licensees to keep, complete and accurate records and books of accounts containing all data reasonably required for the calculation and verification of Shared Development Costs and the Profit & Loss Share.

Section 9.4       Audits.

(a)       Audit Team.  Each Party may, upon reasonable request and at its expense (except as provided for herein), cause an internationally recognized independent accounting firm selected by it (except one to whom the Auditee has a reasonable objection) (the “Audit Team”) to audit during ordinary business hours the books and records of the other Party and the correctness of any payment made or required to be made to or by such Party, and any report underlying such payment (or lack thereof), pursuant to the terms of this Agreement.  Prior to commencing its work pursuant to this Agreement, the Audit Team shall enter into an appropriate confidentiality agreement with the Auditee obligating the Audit Team to be bound by obligations of confidentiality and restrictions on use of confidential information that are no less restrictive than the obligations set forth in Article XI.

(b)      Limitations.  In respect of each audit of the Auditee’s books and records:  (i) the Auditee may be audited no more than once per year, (ii) no records for any given year for an Auditee may be audited more than once; provided that the Auditee’s records shall still be made available if such records impact another financial year which is being audited, and (iii) the Audit Rights Holder shall only be entitled to audit books and records of an Auditee from the three (3) Calendar Years prior to the Calendar Year in which the audit request is made.

(c)       Audit Notice.  In order to initiate an audit for a particular Calendar Year, the Audit Rights Holder must provide written notice to the Auditee.  The Audit Rights Holder exercising its audit rights shall provide the Auditee with notice of one or more proposed dates of the audit not less than sixty (60) days prior to the first proposed date.  The Auditee will reasonably accommodate the scheduling of such audit.  The Auditee shall provide such Audit Team(s) with full and complete access to the applicable books and records and otherwise reasonably cooperate with such audit, pursuant to the terms of this Agreement.

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(d)      Payments.  If the audit, which takes into consideration of the local laws, regulations and practices (including but not limit to CAS) of the portion(s) of the Territory in which the audit is conducted, shows any under-reporting or underpayment, or overcharging or overpayment by any Party, that under-reporting, underpayment, overpayment or overcharging shall be reported to the Audit Rights Holder and the underpaying or overcharging Party shall remit the applicable underpayment amount or reimburse the applicable overpayment amount (together with interest at the rate set forth in Section 9.7) to the underpaid or overcharged Party within forty-five (45) days after receiving the audit report.  Further, if the audit for an annual period shows an under-reporting or underpayment or an overcharge by any Party for that period in excess of five percent (5%) of the amounts properly determined, the underpaying or overcharging Party, as the case may be, shall reimburse the applicable underpaid or overcharged Audit Rights Holder conducting the audit, for its respective audit fees and reasonable Out-of-Pocket Costs in connection with said audit, which reimbursement shall be made within forty-five (45) days after receiving appropriate invoices and other support for such audit-related costs.

(e)       Definitions.  For the purposes of the audit rights described herein, an individual Party subject to an audit in any given year will be referred to as the “Auditee” and the other Party who has certain and respective rights to audit the books and records of the Auditee will be referred to as the “Audit Rights Holder.”

Section 9.5       Tax Matters.

(a)       General.  The Parties acknowledge that the rights and obligations imposed on each of them pursuant to this Agreement that relate to the sharing of profits from the Development and Commercialization of the Products in the US and the collaborative relationship formed between them in connection therewith, gives rise to a partnership for US federal (and, to the extent applicable, state) income tax purposes (but not for any non-tax or non-US purpose) upon the earlier of (x) the incurrence of Shared Development Costs and (y) initiation of the Profit & Loss Share, and the Parties shall act in accordance with Exhibit E.

(b)      Withholding and Indirect Taxes.

(i)         Each Party shall be entitled to deduct and withhold from any amounts payable under this Agreement (or allocable to another Party pursuant to Exhibit E) such taxes as are required to be deducted or withheld therefrom under any provision of applicable Law.  The Party that is required to make such withholding (the “Paying Party”) will:  (A) deduct those taxes from such payment, (B) timely remit the taxes to the proper taxing authority, and (C) send evidence of the obligation together with proof of tax payment to the recipient Party (the “Payee Party”) on a timely basis following that tax payment; provided,  however,  that before making any such deduction or withholding, the Paying Party shall give the Payee Party written notice of the intention to make such deduction or withholding (and such notice, which shall set forth in reasonable detail the authority, basis and method of calculation for the proposed deduction or withholding, shall be given at least a reasonable period of time before such deduction or withholding is required, in order for such Payee Party to obtain reduction of or relief from such deduction or withholding).  Each Party agrees to cooperate with the other Parties in claiming refunds or exemptions from, or reductions in, such deductions or withholdings under any

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applicable Law or treaty to ensure that any amounts required to be withheld pursuant to this Section 9.5(b)(i) are reduced to the fullest extent permitted by applicable Law.

(ii)        Each Party agrees to cooperate with the “Partnership Representative” of such Partnership (as defined in Exhibit E) and with the other Party in claiming refunds or exemptions from, or reductions in, any deductions or withholdings, including pursuant to Code Section 1446(f), required to be made by an acquirer of an interest in the partnership described in Section 9.5(a) and in reducing or eliminating such withholdings to the fullest extent permitted by applicable Law.

(iii)      The Parties shall cooperate to minimize value added tax, sales and use tax, consumption tax and other similar taxes (“Indirect Taxes”) imposed in connection with this Agreement, as applicable. If any taxing authority imposes an Indirect Tax with respect to the work undertaken under this Agreement, then: (A) to the extent the Party required to pay such Indirect Tax is entitled to recover such Indirect Tax from the applicable taxing authority or otherwise obtain credit for such Indirect Tax against sums payable to such taxing authority, that Party shall bear and pay that amount; or (B) to the extent the Party required to pay such Indirect Tax is not entitled to recover such Indirect Tax from the applicable taxing authority or otherwise obtain credit for such Indirect Tax against sums payable to such taxing authority, such Indirect Tax shall constitute a Shared Development Cost.

(iv)       Each Party has provided a properly completed and duly executed IRS Form W-9 or Form W-8, as applicable, to the other Party. Each Party and any other recipient of payments described in this Section 9.5(b) shall provide to the other Party (including where the other Party is acting in its capacity as Partnership Representative (as defined in Exhibit E)), at the time or times reasonably requested by such other Parties or as required by applicable Law, such other properly completed and duly executed documentation as will permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for taxes, and the applicable payment shall be made without (or at a reduced rate of) withholding to the extent permitted by such documentation, as reasonably determined by the Paying Party.

Section 9.6      Currency Exchange. Unless otherwise expressly stated in this Agreement, all amounts specified in, and all payments made under, this Agreement shall be in United States Dollars.  If any currency conversion shall be required in connection with the calculation of amounts payable under this Agreement, such conversion shall be performed in a manner consistent with the paying Party’s normal practices used to prepare its audited financial statements for internal and external reporting purposes.

Section 9.7      Late Payments. Any payments that are not paid on or before the date such payments are due under this Agreement shall bear interest at an annual rate equal to the lesser of (x) the “prime rate”, as reported by The Wall Street Journal, plus five percent (5%), or (y) the highest rate permitted by applicable Law; in each case calculated on the number of days such payment is delinquent, compounded monthly; provided that, with respect to any disputed payments, no interest payment shall be due until such dispute is resolved and the interest which shall be payable thereon shall be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made.

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Article X

Intellectual Property Ownership, Protection and Related Matters

Section 10.1     Ownership of Inventions.

(a)       Non-Collaboration Know-How.  Any Know-How discovered, developed, generated or invented by HEC or its Affiliates or Lannett or its Affiliates prior to or outside the Collaboration shall remain the sole property of such Party or its applicable Affiliate(s), except as otherwise agreed by the Parties.

(b)      Sole Inventions.  All Collaboration Know-How discovered, developed, generated or invented solely by employees, agents and consultants of a Party or its Affiliates shall be owned exclusively by such Party or its applicable Affiliate(s).  All Pen Know-How and Pen Patents Developed pursuant to the Collaboration shall be owned exclusively by Lannett or its designees subject to the agreement in connection to Pen Development between Lannett and the designated Third Party involved in the work of Pen Development.

(c)       Joint Inventions.  Subject to Sections 10.1(a) and 10.1(b), all Collaboration Know-How discovered, developed, generated or invented jointly by employees, agents and consultants of HEC or its Affiliates, on the one hand, and employees, agents and consultants of Lannett or its Affiliates, on the other hand, in the conduct of activities under this Agreement  or such Collaboration Know-How arising from the activities supported by the costs and expenses incurred by both Parties under this Agreement (“Joint Inventions”) shall be owned jointly on the basis of each Party (or its applicable Affiliate(s)) having an undivided interest without a duty to account to the other Party (or its applicable Affiliate(s)) and shall be deemed to be Controlled by each Party.  Each Party shall have the right to (i) use such Joint Inventions individually, and (ii) non-exclusively license, or sell or otherwise transfer its interest in such Joint Inventions to its Affiliates, in each case without the consent of the other Party or its applicable Affiliate(s). With the other Party’s prior written consent, which is not to be unreasonably withheld, each Party shall have the right to exclusively license such Joint Inventions to any Third Party, or sell or otherwise transfer its interest in such Joint Inventions to a Third Party, so long as such use, sale, license or transfer is subject to Section 8.6 and the licenses granted pursuant to this Agreement and is otherwise consistent with this Agreement.

(d)      Notice.  Each Party agrees to provide, at the request of the other Party and no more than once per Calendar Quarter, reports disclosing to the other Party all Collaboration Intellectual Property discovered, developed, generated or invented by employees, agents and consultants of such Party and all Lannett Intellectual Property and HEC Intellectual Property that becomes subject to this Agreement, which disclosures may be made in connection with the updates to the Development Plan made in accordance with Section 3.2.

(e)       Inventorship.  For purposes of determining ownership hereunder, the determination of inventorship shall be made in accordance with United States patent laws.  In the event of a dispute regarding inventorship, if the Parties are unable to resolve the dispute, the Parties shall jointly engage mutually acceptable independent patent counsel not regularly employed by either Party to resolve such dispute.  The decision of such independent patent counsel shall be binding on the Parties with respect to the issue of inventorship.

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(f)       Further Actions and Assignments.  Each Party shall take all further actions and execute all assignments requested by the other Party and reasonably necessary or desirable to vest in the other Party the ownership rights set forth in this Article X.

Section 10.2     Prosecution of Patents.  Subject to the terms and conditions of any Third Party Agreement to the extent such agreement applies to the Lannett Patents, Lannett Collaboration Patents, HEC Patents or HEC Collaboration Patents, the following provisions shall apply with respect to the Lannett Patents, HEC Patents, HEC Collaboration Patents, Lannett Collaboration Patents, and Joint Patents in the US:

(a)       General.  Lannett shall have the initial right and option to Prosecute the Lannett Collaboration Patents, HEC Collaboration Patents, and Joint Patents in the US.  In the event that Lannett declines to Prosecute such Patents in the US, Lannett shall give HEC reasonable notice to this effect, sufficiently in advance to permit HEC to undertake such Prosecution in the US without a loss of rights, and thereafter HEC may, upon written notice to Lannett and receipt of Lannett’s prior written consent (not to be unreasonably withheld), Prosecute such Patents in the owning Party(ies)’s name(s).

(b)      Sole Prosecution right.  HEC shall have the sole right and option to Prosecute the HEC Patents at its sole expense. Lannett shall have the sole right and option to Prosecute the Lannett Patents at its sole expense.

(c)        Costs and Expenses.  All costs and expenses in Prosecuting Lannett Collaboration Patents, HEC Collaboration Patents, and Joint Patents (collectively, “Patent Prosecution Expenses”) in the US, shall be shared equally by the Parties (to the extent incurred in the US prior to the First Commercial Sale of the first Product in the US) or be included as Commercialization expenses as part of the Profit & Loss (if incurred after First Commercial Sale of the first Product in the US) excluding the costs and expenses (i) of Prosecuting HEC Patents or Lannett Patents, which shall be borne by the Party authorized to conduct prosecution pursuant to Section 10.2(a) or Section 10.2(b) at the relevant time (as applicable, the “Prosecuting Party”) and (ii) of the litigation of the Pen infringement, which shall be borne as provided in Section 9.1(a).

(d)      Strategy; Failure of Parties to Agree; Diligence and Cooperation.

(i)         The Parties shall attempt to agree upon a strategy (which may be updated from time to time) for Prosecution of HEC Collaboration Patents, Lannett Collaboration Patents, and Joint Patents, including the scope and priority of the claims to be pursued within such Patents and to maximize the value of such Patents, on a global basis.  As part of such strategy, the Parties shall discuss and consider in good faith filing separate Patents that include claims that Cover Products specifically or generically and claims that Cover only other compounds.  Any failure by the Parties to agree by unanimous vote with respect to such strategy or any other Prosecution matter will be resolved by the Prosecuting Party.  The Prosecuting Party with respect to any such Patent shall follow such strategy in connection with all Prosecution of such Patent unless the Parties mutually agree on a divergence from such strategy.

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(ii)        The Party authorized to conduct prosecution pursuant to Section 10.2(a) or Section 10.2(b) at the relevant time (as applicable, the “Prosecuting Party”) shall be entitled to use patent counsel selected by it and reasonably acceptable to the non-Prosecuting Party (including in-house patent counsel as well as outside patent counsel) for the Prosecution of the Patents subject to Section 10.2(a) and Section 10.2(b).  Each Party agrees to cooperate with the other with respect to the Prosecution of such Patents pursuant to this Section 10.2, including (X) executing all such documents and instruments and performing such acts as may be reasonably necessary in order to permit the other Party to undertake any Prosecution of Patents that such other Party is entitled, and has elected, to Prosecute, as provided for in Section 10.2(a) and Section 10.2(b) and (Y) giving consideration to the proper scope of Patents.  The Prosecuting Party shall:

(A)       use Commercially Reasonable Efforts to regularly provide the non-Prosecuting Party in advance with reasonable information relating to the Prosecuting Party’s Prosecution of Patents hereunder, including by providing copies of substantive communications, notices and actions submitted to or received from the relevant patent authorities and copies of drafts of filings and correspondence that the Prosecuting Party proposes to submit to such patent authorities, each of which shall be provided as far in advance as is practicable but with sufficient time for the non-Prosecuting party to provide meaningful input;

(B)       use Commercially Reasonable Efforts to consider in good faith and consult with the non-Prosecuting Party regarding its timely comments with respect to the same; and

(C)       consult with non-Prosecuting Party before taking any action that would have a material adverse impact on the scope of claims within the HEC Collaboration Patents or Lannett Collaboration Patents (including the Joint Patents), as applicable.

(iii)      The Prosecuting Party may abandon the subject matter of a claim in a HEC Collaboration Patent, Lannett Collaboration Patent or Joint Collaboration Patent in response to an office action from the applicable patent office if, in the Prosecuting Party’s reasonable judgment after consultation with the non-Prosecuting Party, such Patent requires such abandonment; provided,  however,  that, prior to such abandonment, if feasible, the Parties will cooperate to file divisional or continuation applications to separate such claim. The Prosecuting Party agrees not to otherwise abandon any HEC Collaboration Patent, Lannett Collaboration Patent or Joint Collaboration Patent without filing a divisional or continuation application in respect thereof unless it provides the non-Prosecuting Party with reasonable notice to this effect, sufficiently in advance to permit the non-Prosecuting Party to undertake such Prosecution of such HEC Collaboration Patent, Lannett Collaboration Patent or Joint Collaboration Patent, and thereafter such non-Prosecuting Party may, upon written notice to the Prosecuting Party and, in the case of HEC, receipt of Lannett’s prior written consent (not to be unreasonably withheld), Prosecute such HEC Collaboration Patent, Lannett Collaboration Patent or Joint Collaboration Patent at such non-Prosecuting Party’s own expense with counsel of its choice.

(e)       Third Party Rights.  Each Party covenants and agrees that it shall not grant any Third Party any right to control the Prosecution of HEC Collaboration Patents or Lannett Collaboration Patents or Joint Collaboration Patents or to approve or consult with respect to any such Patents licensed to the other Party (the “Licensed Party”) hereunder, in any case, that is more

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favorable to the Third Party than the rights granted to the Licensed Party hereunder or that otherwise conflicts with the Licensed Party’s rights hereunder.

Section 10.3   Third Party Infringement and Challenges of HEC Patents, Lannett Patents, HEC Collaboration Patents, Lannett Collaboration Patents, and Joint Patents.  The following provisions shall apply with respect to the Lannett Patents, Lannett Collaboration Patents, HEC Patent, HEC Collaboration Patents, Joint Patents, Lannett Know-How, Lannett Collaboration Know-How, HEC Know-How, HEC Collaboration Know-How, Joint Know-How, and Joint Inventions.

(a)       Notice.  Each Party shall immediately provide the other Party with written notice reasonably detailing any (i) known or alleged infringement of any Lannett Patents, HEC Patents, HEC Collaboration Patents, Lannett Collaboration Patents, Joint Patents, or known or alleged misappropriation of any Lannett Know-How, HEC Know-How, HEC Collaboration Know-How, Lannett Collaboration Know-How, Joint Know-How, or Joint Inventions, by a Third Party, (ii) “patent certification” filed in the US under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions, and (iii) any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any such intellectual property rights (collectively “Third Party Infringement”).

(b)      First Right to Initiate Infringement Actions.  Lannett shall have the initial right throughout the US, but not the obligation, to initiate a suit or take other appropriate action that Lannett believes is reasonably required to protect the Lannett Intellectual Property, HEC Collaboration Intellectual Property, Lannett Collaboration Intellectual Property, Joint IP, Joint Patents or Joint Inventions against any infringement or challenge (including any Third Party Infringement), unauthorized use or misappropriation by a Third Party that relates to a Product in such part of the Territory (“Competitive Infringement”).  Lannett shall give HEC advance notice of Lannett’s intent to file any such suit or take any such action and the reasons therefor, and shall provide HEC with an opportunity to make suggestions and comments regarding such suit or action.  Thereafter, Lannett shall keep HEC promptly informed, and shall from time to time consult with HEC regarding the status of any such suit or action and shall provide HEC with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action.  Without limiting the generality of the foregoing, the Parties shall discuss in good faith Lannett’s intended response to a Competitive Infringement.

(c)       Step-in Rights.  Lannett shall have sixty (60) days after becoming aware of any Competitive Infringement to elect to so enforce the applicable Patent(s) in the applicable jurisdiction(s) (or settle or otherwise secure the abatement of such Competitive Infringement); provided,  however,  that (i) such period will be more than sixty (60) days to the extent applicable Law prevents earlier enforcement of the applicable Patent(s) and provided further that if such period is extended because applicable Law prevents earlier enforcement, Lannett shall have until the date that is thirty (30) days following the date upon which applicable Law first permits such enforcement proceeding to elect to so enforce the applicable Patent(s), and (ii) Lannett shall have less than sixty (60) days (or, as applicable, less than the thirty (30) day period described in

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clause(i)) to elect to so enforce the applicable Patent(s) to the extent that a delay in bringing such enforcement proceeding against such alleged Third Party infringer would limit or compromise the remedies (including monetary relief and stay of regulatory approval) available against such alleged Third Party infringer.  In the event Lannett does not so elect to enforce or settle or otherwise secure the abatement of such Competitive Infringement in the US before the first to occur of (A) the expiration of the applicable period of time set forth in above, or (B) thirty (30) days before the expiration of any time period under applicable Law, that would, if an enforcement proceeding was not filed within such time period, limit or compromise the remedies available from such an enforcement proceeding, Lannett will so notify HEC in writing and in the case where HEC then desires to commence a suit or take action to enforce the applicable Patent(s) with respect to such Competitive Infringement in the US, HEC will, subject to this Section 10.3(c) and Section 10.3(d),  thereafter have the right to commence such a suit or take such action to enforce the applicable Patent(s) in the applicable jurisdiction(s).  HEC shall give Lannett advance notice of HEC’s intent to file any such suit or take any such action and the reasons therefor and shall provide Lannett with an opportunity to make suggestions and comments regarding such suit or action.  Thereafter, HEC shall keep Lannett promptly informed and shall from time to time consult with HEC regarding the status of any such suit or action and shall provide Lannett with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action.  Notwithstanding anything in this Section 10.3 to the contrary if Lannett has a reasonable, good faith concern that HEC’s exercise of its backup enforcement or defense rights with respect to any Patent would be detrimental to the overall patent protection of the Products, then HEC shall not be permitted to enforce or defend such Patent without the prior consent of Lannett, and in no event shall HEC ever be entitled to enforce or defend any Lannett Intellectual Property.

(d)      Conduct of Action.  The Party initiating suit shall have the sole and exclusive right to select counsel for any suit initiated by it under this Section 10.3, which counsel must be reasonably acceptable to the other Party.  If required under applicable Law in order for such Party to initiate or maintain such suit, the other Party shall join as a party to the suit.  If requested by the Party initiating suit, the other Party shall provide reasonable assistance to the Party initiating suit in connection therewith at no charge to such Party except that the initiating Party shall reimburse the other Party for Out-of-Pocket Costs, other than outside counsel expenses, incurred in rendering such assistance.  The Party initiating suit shall assume and pay all of its own Out-of-Pocket Costs incurred in connection with any litigation or proceedings described in this Section 10.3, including the fees and expenses of the counsel selected by it, provided that, if any, such fees and expenses shall be (i) included in the calculation of Development Costs (if incurred prior to the First Commercial Sale of the Product in the US, except the fees and expenses incurred in connection with any litigation or proceedings regarding the Pen, shall be calculated pursuant to Section 9.1(a)) and (ii) if incurred after the First Commercial Sale of the first Product in the US, shared by the Parties pursuant to the Profit & Loss Share.  The other Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense (which shall not be included in the calculation of the Development Costs or the Profit & Loss Share), provided that, if the other Party is required to join as a party to the suit under applicable Law, the fees and expenses incurred by such Party shall be included in the calculation of Development Costs or shared by the Parties pursuant to the Profit &

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Loss Share. The Party initiating the suit and the outside counsel shall control and direct all aspects of such action, suit or proceeding.

(e)       Costs of Enforcement.  Except as otherwise set forth in this Section 10.3  or in this Agreement,  all Direct Costs and reasonable and documented external costs and expenses incurred by either Party in pursuing any enforcement proceeding of the Lannett Intellectual Property, HEC Intellectual Property, HEC Collaboration Intellectual Property, Lannett Collaboration Intellectual Property, Joint IP, or Joint Inventions in the US in accordance with this Section 10.3  shall be shared equally by the Parties (if incurred prior to the First Commercial Sale of the first Product in the US)  or shall be shared by the Parties in accordance with the Profit & Loss Share (if incurred after the First Commercial Sale of the first Product in the US).

(f)       Recoveries. Any damages or other monetary awards recovered in any action, suit or proceeding brought under this Section 10.3 shall be shared as follows:

(i)         Initial Allocation.  Such damages or other sums recovered shall first be applied to reimburse each Party for all of the costs and expenses it incurred in connection with such action, and if such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total of such costs and expenses incurred by each Party; and

(ii)        Remaining Proceeds.  Any remaining proceeds in case of suits with respect to an enforcement proceeding relating to any Product under this Section 10.3,  shall be shared by the Parties in accordance with the Profit &  Loss Share.

Section 10.4    Claimed Infringement.  Each Party shall promptly notify the other Party in writing of any allegation by a Third Party that the activity of either Party or their Affiliates or Licensee Partners under this Agreement infringes or misappropriates, or may infringe or misappropriate, the intellectual property rights of such Third Party.  If a Third Party asserts or files against a Party or its Affiliates any claim of infringement or misappropriation of the intellectual property rights of such Third Party or other action relating to alleged infringement or misappropriation of such intellectual property rights (“Third Party Infringement Action”), then, unless otherwise agreed by the Parties:

(a)       Notice and Defense.  If a Party becomes aware of any actual or potential claim that the Development, Manufacture or Commercialization of any Product infringes or misappropriates the intellectual property rights of any Third Party, such Party shall promptly notify the other Party. In any such instance, the Parties shall as soon as practicable thereafter meet to discuss in good faith regarding the best response to such notice. With respect to any such claim by a Third Party described in this Section 10.4(a), Lannett shall have the sole right, but not the obligation, to defend and dispose (including through settlement or license) such claim in the US; it being understood and agreed that HEC shall be entitled to defend itself with respect to any such Third Party claim in the US to the extent that HEC’s responses and admissions in conducting such defense do not interfere with ability of HEC to defend such Third Party claim.

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(b)      Costs.  Subject to Article XIII, the costs and expenses incurred by the Parties in connection with defense of any claim described in Section 10.4(a) (excluding any costs incurred by Lannett for any litigation of the Pen infringement claims, and any costs incurred by HEC for any litigation of Insulin Glargine infringement claims) in the US shall be shared by the Parties in accordance with the Profit & Loss Share.

Section 10.5    Patent Term Extensions.  The Parties shall, as necessary and appropriate, use reasonable efforts to agree upon a joint strategy for obtaining, and cooperate with each other in obtaining, patent term extensions for Lannett Patents, Lannett Collaboration Patents, HEC Patents, HEC Collaboration Patents, and Joint Patents that Cover Products.  If the Parties are unable to agree upon which of such Patents should be extended, then Lannett shall have the right to resolve the dispute.

Section 10.6     Patent Marking.  Each Party shall comply with the patent marking statutes in each country in which any Product is Manufactured or Commercialized by or on behalf of a Party or their respective Affiliates or (sub)licensees, as applicable, hereunder.

Section 10.7    Application of 35 U.S.C. § 102(c).  It is agreed and acknowledged that this Agreement establishes a qualifying collaboration within the scope of 35 U.S.C. § 102(c) and, accordingly, shall be deemed to constitute a “Joint Research Agreement” for all purposes under 35 U.S.C. § 102(c).  Neither Party shall invoke the provisions of 35 U.S.C. § 102(c), or file this Agreement, in connection with the prosecution of any patent application claiming, in whole or in part, any 35 U.S.C. § 102(c) invention without the prior written consent of the other Party.  In the event that a Party, during the course of prosecuting a patent application claiming a 35 U.S.C. § 102(c) invention (a “35 U.S.C. § 102(c) Patent”), deems it necessary to file a terminal disclaimer to overcome an obviousness type double patenting rejection in view of an earlier filed patent held by the other Party (the “Earlier Patent”), then, if the Parties agree, the Parties shall coordinate the filing of such terminal disclaimer in good faith, and, to the extent required under 35 U.S.C. § 102(c), both Parties shall agree, in such terminal disclaimer, that they shall not separately enforce 35 U.S.C. § 102(c) Patent independently from the Earlier Patent.  To this end, to the extent required under 35 U.S.C. § 102(c), following the filing of such terminal disclaimer, the Parties shall, in good faith, coordinate all enforcement actions with respect to 35 U.S.C. § 102(c) Patent.

Article XI

Confidentiality and Antitrust Compliance

Section 11.1     Confidential Information.  Each Party agrees that a Party (the “Receiving Party”) or any of its Affiliates receiving Confidential Information of any other Party (the “Disclosing Party”) or any of its Affiliates shall (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of effort, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement (it being understood that this clause (c) shall not create or imply any rights or licenses not expressly granted under this Agreement).  No Confidential Information of the Disclosing Party or any of its Affiliates shall be used by the Receiving Party or any of its Affiliates except in

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performing the Receiving Party’s obligations or exercising rights explicitly granted to the Receiving Party under this Agreement.  “Confidential Information” shall exclude any information that:

(a)       was legally known by the Receiving Party or any of its Affiliates prior to its date of disclosure to the Receiving Party or any of its Affiliates by or on behalf of the Disclosing Party or any of its Affiliates, as established by written evidence; or

(b)      is lawfully disclosed to the Receiving Party or any of its Affiliates by sources other than the Disclosing Party or any of its Affiliates rightfully in possession of the Confidential Information; or

(c)       is or becomes published or generally known to the public through no fault or misconduct on the part of the Receiving Party or any of its Affiliates or (sub)licensees; or

(d)      is independently developed by or for the Receiving Party or any of its Affiliates without reference to or reliance upon such Confidential Information, as established by written records.

Section 11.2    Permitted Disclosure.  The Receiving Party may provide the Disclosing Party’s or any of the Disclosing Party’s Affiliates’ Confidential Information:

(a)       to the Receiving Party’s employees, consultants and advisors, and to the employees, consultants and advisors of such Party’s Affiliates, who have a need to know such information and materials for performing obligations or exercising rights expressly granted under this Agreement and have an obligation to treat such information and materials as confidential under obligations of confidentiality and non-use no less stringent than those set forth in this Article XI (provided that legal counsel shall not be required to execute any written confidentiality agreements), and the Receiving Party shall be liable to the Disclosing Party for any the Receiving Party’s employees, consultants and advisors, and the employers, consultants and advisors of such Party’s Affiliates in violation of the confidentiality obligations in this Agreement;

(b)      to patent offices in order to seek or obtain Patents or to Regulatory Authorities in order to seek or obtain approval to conduct Clinical Trials or to gain Regulatory Approval with respect to the Products as contemplated by this Agreement; provided that such disclosure may be made only following reasonable notice to the Disclosing Party and to the extent reasonably necessary to seek or obtain such Patents or Regulatory Approvals; or

(c)       if such disclosure is required by judicial order or applicable Law or to defend or prosecute litigation or arbitration; provided that, prior to such disclosure, to the extent permitted by Law, the Receiving Party promptly notifies the Disclosing Party of such requirement, cooperates with the Disclosing Party to take whatever action it may deem appropriate to protect the confidentiality of the information and furnishes only that portion of the Disclosing Party’s (or its applicable Affiliates’) Confidential Information that the Receiving Party is legally required to furnish.

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Section 11.3     Publicity; Terms of this Agreement; Non-Use of Names.

(a)       Public Announcements.  Except as required by judicial order or applicable Law (in which case, Section 11.3(b) must be complied with) or as explicitly permitted by this Article XI, neither Party shall make any public announcement concerning this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.  The Party preparing any such public announcement shall provide the other Party with a draft thereof at least three (3) Business Days prior to the date on which such Party would like to make the public announcement (or, in extraordinary circumstances, such shorter period as required to comply with applicable Law).  Neither Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of the other Party.

(b)      Notwithstanding the terms of this Article XI:

(i)         Either Party shall be permitted to disclose the existence and terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable Laws, including the rules and regulations promulgated by the US Securities and Exchange Commission (“SEC”) or any other governmental authority.  Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 11.3(b)(i), the Parties will coordinate in advance with each other in connection with the redaction of certain provisions of this Agreement (together with all exhibits and schedules) with respect to any filings with the SEC, The Stock Exchange of Hong Kong Limited, Shanghai Stock Exchange, Shenzhen Stock Exchange, NYSE, the NASDAQ Stock Market or any other stock exchange on which securities issued by a Party or a Party’s Affiliate are traded (the “Redacted Version”), and each Party will use commercially reasonable efforts to seek confidential treatment for such terms as may be reasonably requested by the other Party, and the Parties will use commercially reasonable efforts to file redacted versions with any governing bodies which are consistent with the Redacted Version.

(ii)        Notwithstanding Section 11.1, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party (or any of its Affiliates), and Confidential Information deemed to belong to both the Disclosing Party (or any of its Affiliates) and the Receiving Party (or any of its Affiliates), to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(A)       complying with applicable Laws (including the rules and regulations of the SEC or any national securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance;

(B)       disclosure, solely on a “need to know basis,” to (1) Affiliates, subcontractors, advisors (including attorneys and accountants), (2) subject to Section 11.3(b)(ii)(C), investment bankers, and (3) in each case of (1) and (2), such Affiliates’, subcontractors’, advisors’ and investment bankers’, and each of the Parties’, respective directors, employees, contractors and agents; provided that, in all cases of (1), (2) and (3), prior to any such disclosure, each disclosee must be bound by written obligations of confidentiality, non-disclosure

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and non-use no less restrictive than the obligations set forth in this Article XI (provided,  however,  that in the case of legal advisors, no written agreement shall be required), which for the avoidance of doubt, will not permit use of such Confidential Information for any purpose except those permitted by this Agreement; provided,  however,  that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 11.3(b)(ii)(B) or Section 11.3(b)(ii)(C) to treat such Confidential Information as required under this Article XI; and

(C)       in the case of any disclosure of this Agreement to any actual or potential acquirer, assignee, licensee, licensor, investment banker, institutional investor, lender or other financial partners, such disclosure shall solely be of the Redacted Version, in each case, which version shall be agreed upon by the Parties in good faith; it being understood and agreed that, in connection with a proposed Change of Control with respect to such Party, only after negotiations with a proposed Third Party acquirer have progressed so that such Party reasonably and in good faith believes it is in the final round of negotiations with such Third Party regarding execution of a definitive agreement with such Third Party with respect to the proposed transaction, only then may such Party provide an unredacted version of this Agreement as applicable, to such Third Party; provided that a Party may also disclose an unredacted version of this Agreement to Third Party attorneys, professional accountants and auditors who are engaged by licensors and lenders and who are under obligations of confidentiality not to disclose the unredacted terms of this Agreement to such licensors or lenders for the purpose of confirming such Party’s compliance with the terms of its applicable license and loan agreements with such licensors and lenders.

(iii)      The Parties acknowledge the importance of supporting each other’s efforts to publicly disclose results and significant developments regarding the Product and other activities in connection with this Agreement that may include information that is not otherwise permitted to be disclosed under this Article XI, and that may be beyond what is required by applicable Law.  Such disclosures may include achievement of milestones, significant events in the development and regulatory process, commercialization activities and the like.  A Party (the “Requesting Party”) may elect to make any such public disclosure of such achievement of milestones, significant events in the development and regulatory process and commercialization activities, and in such event it shall first notify the other Party (the “Cooperating Party”) of such planned press release or public announcement and provide a draft for review at least five (5) Business Days in advance of issuing such press release or making such public announcement (or, with respect to press releases and public announcements that are required by applicable Law, or by regulation or rule of any public stock exchange (including NASDAQ), with as much advance notice as possible under the circumstances if it is not possible to provide notice at least five (5) Business Days in advance); provided,  however,  that a Party may issue such press release or public announcement without such prior review by the other Party if (A) the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party and (B) such press release or public announcement does not materially differ from the previously issued press release or other publicly available information.  The Cooperating Party may notify the Requesting Party of any reasonable objections or suggestions that the Cooperating Party may have regarding the proposed press release or public announcement, and the Requesting Party shall reasonably consider any such objections or suggestions that are provided in a timely manner.  The principles to be observed in such disclosures shall include accuracy, compliance with applicable Law and regulatory guidance

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documents, reasonable sensitivity to potential negative reactions of the FDA (and its foreign counterparts) and the need to keep investors informed regarding the Requesting Party’s business.

Section 11.4    Publications.  The Parties agree that neither Party nor its Affiliates shall have the right to make Publications pertaining to the Collaboration except as provided under this Article XI.  If a Party or its Affiliates desire to make a Publication, such Party must comply with the following procedure:

(a)       Review.  The publishing Party shall provide the non-publishing Party with an advance copy of the proposed Publication, and the non-publishing Party shall then have forty-five (45) days prior to submission for any Publication (ten (10) days in the case of an abstract or oral presentation) in which to reasonably determine whether the Publication may be published and under what conditions, including (i) delaying sufficiently long to permit the timely preparation and filing of a patent application or (ii) specifying changes the non-publishing Party reasonably believes are necessary to preserve any Patents or Know-How belonging (whether through ownership or license, including under this Agreement) in whole or in part to the non-publishing Party.

(b)      Removal of Confidential Information.  In addition, if the non-publishing Party informs the publishing Party that such Publication, in the non-publishing Party’s reasonable judgment, discloses any Confidential Information of the non-publishing Party or could be expected to have a material adverse effect on any Know-How which is Confidential Information of the non-publishing Party, such Confidential Information or Know-How shall be deleted from the Publication.

(c)       Scientific Conferences.  Each Party shall have the right to present its Publications approved pursuant to this Section 11.4 at scientific conferences, including at any conferences in any country in the world.

(d)      Academic Publications.  Notwithstanding the foregoing, the Parties acknowledge that, to the extent that any Publication relates to Lannett Intellectual Property that is subject to an Third Party Agreement, the parties to such Third Party Agreement may have retained the right to publish certain information, and nothing in this Section 11.4 is intended to restrict the exercise of such rights; provided that, to the extent that Lannett has the right to review and comment on any such publications, Lannett shall, to the extent permissible under such Third Party Agreement, exercise such rights after consultation with HEC.

Section 11.5    Term.  All obligations under Sections 11.1, 11.2, 11.3 and 11.6 shall survive termination or expiration of this Agreement and shall expire five (5) years following termination or expiration of this Agreement.

Section 11.6     Return of Confidential Information.

(a)       Obligations to Return or Destroy.  Upon the expiration or termination of this Agreement, the Receiving Party shall return to the Disclosing Party all Confidential Information received by the Receiving Party or any of its Affiliates from the Disclosing Party or any of its Affiliates (and all copies and reproductions thereof).  In addition, the Receiving Party shall destroy:

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(i)         any notes, reports or other documents prepared by the Receiving Party or any of its Affiliates which contain Confidential Information of the Disclosing Party or any of its Affiliates; and

(ii)        any Confidential Information of the Disclosing Party or any of its Affiliates (and all copies and reproductions thereof) which is in electronic form or cannot otherwise be returned to the Disclosing Party.

(b)      Destruction.  Alternatively, upon written request of the Disclosing Party, the Receiving Party shall destroy all Confidential Information received by the Receiving Party or any of its Affiliates from the Disclosing Party or any of its Affiliates (and all copies and reproductions thereof) and any notes, reports or other documents prepared by the Receiving Party or any of its Affiliates which contain Confidential Information of the Disclosing Party or any of its Affiliates.  Any requested destruction of Confidential Information shall be certified in writing to the Disclosing Party by an authorized officer of the Receiving Party supervising such destruction.

(c)       Limitation.  Nothing in this Section 11.6 shall require the alteration, modification, deletion or destruction of archival tapes, scientific notebooks, or other electronic back-up media made in the ordinary course of business; provided that the Receiving Party shall continue to be bound by its obligations of confidentiality and other obligations under this Article XI with respect to any Confidential Information contained in such archival tapes, scientific notebooks, or other electronic back-up media.

(d)      Exceptions.  Notwithstanding the foregoing,

(i)         the Receiving Party’s legal counsel may retain one copy of the Disclosing Party’s (and its Affiliates’) Confidential Information solely for the purpose of determining the Receiving Party’s continuing obligations under this Article XI; and

(ii)        the Receiving Party may retain the Disclosing Party’s (and its Affiliates’) Confidential Information and its own notes, reports and other documents to the extent reasonably required (1) to exercise the rights and licenses of the Receiving Party expressly surviving expiration or termination of this Agreement; or (2) to perform the obligations of the Receiving Party expressly surviving expiration or termination of this Agreement.

Notwithstanding the return or destruction of the Disclosing Party’s (and its Affiliates’) Confidential Information, the Receiving Party shall continue to be bound by its obligations of confidentiality and other obligations under this Article XI.

Section 11.7     Government Approvals.

(a)       Efforts.  Each of HEC and Lannett will use its commercially reasonable good faith efforts to eliminate any concern on the part of any governmental authority regarding the legality of this Agreement including, if required by federal or state antitrust authorities, promptly taking all steps to secure government antitrust clearance, including cooperating in good faith with any government investigation including the prompt production of documents and information

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demanded by a second request for documents and of witnesses if requested.  Notwithstanding anything to the contrary in this Agreement, this Section 11.7 and the term “commercially reasonable good faith efforts” do not require that either Party (i) offer, negotiate, commit to or effect, by consent decree, hold separate order, trust or otherwise, the sale, divestiture, license or other disposition of any capital stock, assets, rights, products or businesses of HEC, Lannett or their respective Affiliates, (ii) agree to any restrictions on the businesses of HEC, Lannett or their respective Affiliates, or (iii) pay any amount or take any other action to prevent, effect the dissolution of, vacate, or lift any decree, order, judgment, injunction, temporary restraining order, or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the transactions contemplated by any proposed Agreement.

(b)      HSR Filings.  Each of HEC and Lannett will, within ten (10) Business Days after the Effective Date (or such later time as may be agreed to in writing by the Parties) file with the U.S. Federal Trade Commission (“FTC”) and the Antitrust Division of the U.S. Department of Justice (“DOJ”) any HSR Filing required of it under the HSR Act in the reasonable opinion of either Party with respect to the transactions contemplated by this Agreement.  The Parties shall cooperate with one another to the extent necessary in the preparation of any such HSR Filing.  Each Party shall be responsible for its own costs, expenses, and filing fees associated with any HSR Filing; provided, however, the Parties shall equally share all fees (other than penalties that may be incurred as a result of actions or omissions on the part of a Party, which penalties shall be the sole financial responsibility of such Party), required to be paid to any governmental authority in connection with making any such HSR Filing.  In the event that the Parties make an HSR Filing under this Section 11.7(b), this Agreement shall terminate (i) at the election of either Party, immediately upon notice to the other Party, in the event that the FTC or DOJ obtains a preliminary injunction under the HSR Act against the Parties to enjoin the transactions contemplated by this Agreement, or (ii) at the election of either Party, immediately upon notice to the other Party, in the event that the HSR Clearance Date shall not have occurred on or prior to two hundred seventy (270) days after the effective date of the HSR Filing.  Notwithstanding anything to the contrary contained herein, except for the terms and conditions of this Section 11.7(b), none of the terms and conditions contained in this Agreement shall be effective until the “Implementation Date,” which is agreed and understood to mean the later of (A) the Effective Date, (B) if a determination is made pursuant to this Section 11.7(b) that a notification of this Agreement is not required to be made under the HSR Act, the date of such determination, or (C) if notification of this Agreement is required to be made under the HSR Act, the HSR Clearance Date.  As used herein: (x) “HSR Clearance Date” means the earliest date on which the Parties have actual knowledge that all applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement have expired or have been terminated; and (y) “HSR Filing” means a filing by HEC and Lannett with the FTC and the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in this Agreement, together with all required documentary attachments thereto.

(c)       Information Exchange.  Each of HEC and Lannett will, in connection with any HSR Filing, (i) reasonably cooperate with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other Party and/or its counsel informed of any communication received by such Party from, or given by such Party to, the FTC, the DOJ or any other U.S. or other governmental authority and of any communication received or given in

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connection with any proceeding by a private party, in each case regarding the transactions contemplated by this Agreement; (iii) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other governmental authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other governmental authority or other Person, give the Parties and/or their counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other Party and/or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other governmental authority; provided, that materials may be redacted to remove references concerning the valuation of the Products.  HEC and Lannett, as each deems advisable and necessary, may reasonably designate any competitively sensitive material to be provided to the other under this Section 11.7(c) as “Antitrust Counsel Only Material.”  Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (HEC or Lannett, as the case may be) or its legal counsel.

(d)      Assistance.  Subject to this Section 11.7(b), HEC and Lannett shall cooperate and use respectively all reasonable efforts to make all other registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications, authorizations, permits and waivers, if any, and to do all other thing necessary or desirable for the consummation of the transactions as contemplated hereby.

(e)       No Further Obligations.  If this Agreement is terminated pursuant to this Section 11.7(b), then, notwithstanding any provision in this Agreement to the contrary, neither Party shall have any further obligation to the other Party with respect to the subject matter of this Agreement; provided, that Lannett shall be permitted to assign this Agreement or any rights or obligations related thereto, if required to comply with any Antitrust Law.

Article XII

Representations and Warranties

Section 12.1     Mutual Representations.  HEC and Lannett each represents, warrants and covenants to the other Party, as of the Effective Date, that:

(a)       Authority.  Each Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has full corporate power and authority to enter into this Agreement, and to carry out the provisions hereof or thereof, as applicable.

(b)      Consents. All necessary consents, approvals and authorizations of all government authorities and other Persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement, and the performance of its obligations hereunder have been obtained.

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(c)       No Conflict. Notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement, the performance of such Party’s obligations in the conduct of the Collaboration and the licenses and sublicenses to be granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of applicable Laws existing as of the Effective Date and (ii) do not and will not conflict with, violate, breach or constitute a default under any agreement or any provision thereof, or any contract, oral or written, to which it is a party or by which it or any of its Affiliates is bound, existing as of the Effective Date.

(d)      Enforceability. This Agreement has been duly executed and delivered on behalf of such Party and is a legal and valid obligation binding upon it and is enforceable in accordance with its terms.

(e)       Employee Obligations. To its knowledge, none of its or its Affiliates’ employees who have been, are or will be involved in the Collaboration are, as a result of the nature of such Collaboration to be conducted by the Parties, in violation of any covenant in any contract with a Third Party relating to non-disclosure of proprietary information, noncompetition or non-solicitation.

Section 12.2    Additional HEC Representations. HEC represents, warrants and covenants to Lannett, as of the Effective Date, as follows:

(a)       HEC has all rights, authorizations and consents necessary to grant all rights and licenses it purports to grant to Lannett under this Agreement.

(b)      HEC has not used, and during the Term will not knowingly use, any Know-How in Developing the Product that is encumbered by any contractual right of or obligation to a Third Party that conflicts or interferes with any of the rights or licenses granted or to be granted to Lannett hereunder.

(c)       HEC has not granted, and during the Term HEC will not grant, any right or license, to any Third Party relating to any of the intellectual property rights it Controls, that conflicts with or limits the scope of the rights or licenses granted or to be granted to Lannett hereunder.

(d)      There are no claims, litigations, suits, actions, arbitrations, or legal, administrative or other proceedings or governmental investigations pending on the Product (excluding the Pen), or, to HEC’s knowledge, threatened against HEC, nor is HEC a party to any judgment or settlement, which would be reasonably expected to adversely affect or restrict the ability of HEC to consummate the transactions contemplated under this Agreement and to perform its obligations under this Agreement, or which would affect the HEC Intellectual Property, or HEC’s Control thereof, or any Product (excluding the Pen).

(e)       To HEC’s knowledge, the practice of the HEC Intellectual Property as contemplated under this Agreement does not (i) infringe any claims of any Patents of any Third Party (without regard to actual or alleged infringement under 35 USC §271(e)(1) and comparable provisions under applicable Law outside the United States, including any safe harbor, research exemption, government or executive declaration of urgent public health need, or any similar right

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available in law or in equity which otherwise exempts actual or alleged infringing activity), or (ii) misappropriate any Know-How of any Third Party.

(f)       None of (i) the HEC Patents owned by HEC or both Controlled by and Prosecuted by HEC and (ii) to HEC’s knowledge, the HEC Patents Controlled but not Prosecuted by HEC, are subject to any pending re-examination, opposition, interference or litigation proceedings or inter partes reviews, post grant reviews or covered business methods reviews.

(g)      To the knowledge of HEC, the HEC Patents Controlled by HEC or any of its Affiliates pursuant to any Third Party Agreement were not and are not subject to any restrictions or limitations except as set forth in the Third Party Agreements.

(h)      HEC has and, to HEC’s knowledge, the applicable licensor under each Third Party Agreement has, if applicable, complied with any and all obligations under the Bayh-Dole Act to perfect rights to the applicable Patents or Know-How licensed thereunder. Neither HEC nor any of its Affiliates has granted any liens or security interests on the HEC Intellectual Property and the HEC Intellectual Property is free and clear of any mortgage, pledge, claim, security interest, covenant, easement, encumbrance, lien or charge of any kind, except in each case with respect to licenses, covenants not to sue, immunities from suit, standstills, releases and options which would not, in the aggregate, fundamentally frustrate the purposes of the Collaboration.

(i)       Schedule 12.2(i) contains a complete and accurate list of all Patents owned or licensed by HEC or its Affiliates as of the Effective Date that are included in the Patents licensed hereunder, indicating any co-owner(s), if applicable.  Except as set forth on Schedule 12.2(i), HEC and its Affiliates do not own and have not licensed any Patent that is necessary or, to HEC’s reasonable belief as of the Effective Date, reasonably useful to Develop or Commercialize any Products.

(j)       Except as set forth on Schedule 12.2(j),  Schedule 12.2(j) sets forth a complete and accurate list of all Third Party Agreements, true and correct copies of which have been provided to Lannett, and such agreements are in full force and effect and have not been modified or amended. Neither HEC nor, to the knowledge of HEC, any licensor under the Third Party Agreements is in default with respect to a material obligation under, and none of such parties has claimed or has grounds upon which to claim that the other party is in default with respect to a material obligation under, the Third Party Agreements.

(k)      Except under the Third Party Agreements in effect as of the Effective Date, and except as set forth on Schedule 12.2(j), HEC and its Affiliates are not subject to any payment obligations to Third Parties as a result of the execution or performance of this Agreement.

Section 12.3    Additional Lannett Representations. Lannett represents, warrants and covenants to HEC, as of the Effective Date, as follows:

(a)       Lannett has all rights, authorizations and consents necessary to grant all rights and licenses it purports to grant to HEC under this Agreement.

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(b)        Lannett has not used, and during the Term will not knowingly use, any Know-How in Developing the Pen that is encumbered by any contractual right of or obligation to a Third Party that conflicts or interferes with any of the rights or licenses granted or to be granted to HEC hereunder.

(c)       There are no claims, litigations, suits, actions, disputes, arbitrations, or legal, administrative or other proceedings or governmental investigations pending on the Pen (excluding the administration of Insulin Glargine), or, to Lannett’s knowledge, threatened against Lannett, nor is Lannett a party to any judgment or settlement, which would be reasonably expected to adversely affect or restrict the ability of Lannett to consummate the transactions contemplated under this Agreement and to perform its obligations under this Agreement, or which would affect the Lannet Intellectual Property, or Lannett’s Control thereof, or any Pen Know-How, or Pen Patent.

(d)      To Lannett’s knowledge, the practice of the Lannett Intellectual Property, Pen Patent and Pen Know-How  as contemplated under this Agreement does not (i) infringe any claims of any Patents of any Third Party (without regard to actual or alleged infringement under 35 USC §271(e)(1) and comparable provisions under applicable Law outside the United States, including any safe harbor, research exemption, government or executive declaration of urgent public health need, or any similar right available in law or in equity which otherwise exempts actual or alleged infringing activity), or (ii) misappropriate any Know-How of any Third Party.

(e)       None of (i) the Lannett Patents owned by Lannett or both Controlled by and Prosecuted by Lannett and (ii) to Lannett’s knowledge, the Lannett Patents Controlled but not Prosecuted by Lannett, are subject to any pending re-examination, opposition, interference or litigation proceedings or inter partes reviews, post grant reviews or covered business methods reviews.

(f)       To the knowledge of Lannett, the Lannett Patents Controlled by Lannett or any of its Affiliates pursuant to any Third Party Agreement were not and are not subject to any restrictions or limitations except as set forth in the Third Party Agreements.

(g)      Lannett has and, to Lannett’s knowledge, the applicable licensor under each Third Party Agreement has, if applicable, complied with any and all obligations under the Bayh-Dole Act to perfect rights to the applicable Patents or Know-How licensed thereunder. Neither Lannett nor any of its Affiliates has granted any liens or security interests on the Lannett Intellectual Property and the Lannett Intellectual Property is free and clear of any mortgage, pledge, claim, security interest, covenant, easement, encumbrance, lien or charge of any kind, except in each case with respect to licenses, covenants not to sue, immunities from suit, standstills, releases and options which would not, in the aggregate, fundamentally frustrate the purposes of the Collaboration and except as disclosed in Lannett’s filings with the SEC on Forms 8-K, 10-Q and 10-K.

(h)      Schedule 12.3(h) contains a complete and accurate list of all Patents owned or licensed by Lannett or its Affiliates as of the Effective Date that are included in the Patents licensed hereunder, indicating any co-owner(s), if applicable. Except as set forth on Schedule 12.2(i), Lannett and its Affiliates do not own and have not licensed any Patent that is necessary or,

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to Lannett’s reasonable belief as of the Effective Date, reasonably useful to Develop or Commercialize any Products.

(i)       Except as set forth on Schedule 12.3(i),  Schedule 12.3(i) sets forth a complete and accurate list of all Third Party Agreements, true and correct copies of which have been provided to HEC, and such agreements are in full force and effect and have not been modified or amended. Neither Lannett nor, to the knowledge of Lannett, any licensor under the Third Party Agreements is in default with respect to a material obligation under, and none of such parties has claimed or has grounds upon which to claim that the other party is in default with respect to a material obligation under, the Third Party Agreements.

Section 12.4     Covenants.

(a)       Mutual Covenants.  Each Party hereby covenants to the other Party that:

(i)         all employees of such Party or its Affiliates, Licensee Partners or Third Party subcontractors working under this Agreement will be under appropriate confidentiality obligations at least as protective as those contained in this Agreement and, to the extent permitted under applicable Law, the obligation to assign all right, title and interest in and to their inventions and discoveries, whether or not patentable, to such Party like such Party is the sole owner thereof;

(ii)        to its knowledge, such Party will not (A) employ or use, nor hire or use any contractor or consultant that employs or uses, any individual or entity, including a clinical investigator, institution or institutional review board, debarred or disqualified by the FDA (or subject to a similar sanction by any Regulatory Authority outside the US) or (B) employ any individual who, or entity that is, the subject of an FDA debarment investigation or proceeding (or similar proceeding by any Regulatory Authority outside the US), in each of subclauses (A) and (B) in the conduct of its activities under this Agreement;

(iii)      neither such Party nor any of its Affiliates shall, during the Term, grant any right or license to any Third Party relating to any of the intellectual property rights it owns or Controls which would conflict with any of the rights or licenses granted to the other Party hereunder; and

(iv)       such Party and its Affiliates shall perform their activities pursuant to this Agreement in compliance (and shall ensure compliance by any of its subcontractors) in all material respects with all applicable Laws, including GCP, GLP and GMP as applicable.

(b)      Third Party Agreement Covenants.  Each Party hereby covenants to the other Party that such Party shall maintain the Third Party Agreements, and shall not amend or terminate such Third Party Agreements, and will not breach such Third Party Agreements, if such amendment, modification, termination or breach would adversely affect the other Party’s rights under this Agreement.

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Section 12.5     HEC Covenants During the Term.

(a)        Except to the extent expressly permitted under Section 15.4, during the Term, neither HEC nor its Affiliates will, other than to an Affiliate of HEC who agrees in writing to be bound by the terms and conditions of this Agreement (a) assign, transfer, convey, encumber (including any liens or charges, but excluding any licenses, which are the subject of subsection (b), below) or dispose of, or enter into any agreement with any Third Party to assign, transfer, convey, encumber (including any liens or charges, but excluding any licenses, which are the subject of subsection (b), below) or dispose of, any assets specifically related to this Agreement, including with respect to any Product(s), or pre-clinical study or Clinical Trial results or other data specifically related to the Product, or any intellectual property specifically related to any of the foregoing (with respect to the Product, the “Product Assets”) owned or controlled by HEC at any time, except to the extent such assignment, transfer, conveyance, encumbrance or disposition would not fundamentally frustrate the purpose of this Agreement with respect to the Product, (b) license or grant to any Third Party, or agree to license or grant to any Third Party, any rights to any Product Assets owned or controlled by HEC at any time if such license or grant would fundamentally frustrate the purpose of this Agreement with respect to the Product, or (c) disclose any Confidential Information relating to the Product Assets owned or controlled by HEC at any time to any Third Party if such disclosure would fundamentally frustrate the purpose of this Agreement with respect to the Product.  HEC or its Affiliates shall have the right to assign, transfer, convey or dispose of any assets specifically related to the Product to any Affiliate of HEC to the extent permitted under Section 15.4.

Section 12.6     Lannett Covenants During the Term.

(a)        Except to the extent expressly permitted under Section 15.4, during the Term, neither Lannett nor its Affiliates will, other than to an Affiliate of Lannett who agrees in writing to be bound by the terms and conditions of this Agreement (a) assign, transfer, convey, encumber (including any liens or charges, but excluding any licenses, which are the subject of subsection (b), below) or dispose of, or enter into any agreement with any Third Party to assign, transfer, convey, encumber (including any liens or charges, but excluding any licenses, which are the subject of subsection (b), below) or dispose of the Product Assets owned or controlled by Lannett at any time, except to the extent such assignment, transfer, conveyance, encumbrance or disposition would not fundamentally frustrate the purpose of this Agreement with respect to the Product, (b) license or grant to any Third Party, or agree to license or grant to any Third Party, any rights to any Product Assets owned or controlled by Lannett at any time if such license or grant would fundamentally frustrate the purpose of this Agreement with respect to the Product, or (c) disclose any Confidential Information relating to the Product Assets owned or controlled by Lannett at any time to any Third Party if such disclosure would fundamentally frustrate the purpose of this Agreement with respect to the Product.  HEC or its Affiliates shall have the right to assign, transfer, convey or dispose of any assets specifically related to the Product to any Affiliate of Lannett to the extent permitted under Section 15.4.

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Section 12.7     Disclaimer.  Except as otherwise expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.  Without limiting the generality of the foregoing, each Party disclaims any warranties with regards to: (a) the success of any study or test commenced under this Agreement; (b) the safety or usefulness for any purpose of the technology or materials, including any Product; or (c) the validity, enforceability, or non-infringement of any intellectual property rights or technology it provides or licenses to the other Party under this Agreement.

Section 12.8    Additional HEC Representations.  HEC represents and warrants to Lannett, as of the Effective Date, that HEC possesses sufficient rights to enable HEC to grant all rights and licenses it purports to grant to Lannett under this Agreement as of the Effective Date.

Section 12.9    Additional Lannett Representations.  Lannett represents and warrants to HEC, as of the Effective Date, that Lannett possesses sufficient rights to enable Lannett to grant all rights and licenses it purports to grant to HEC under this Agreement as of the Effective Date.

Section 12.10  Anti-Bribery and Anti-Corruption Compliance.  Each Party represents, warrants, and covenants to the other Party in connection with this Agreement that such Party and its Affiliates (a) have complied and shall comply with all applicable laws, rules, regulations and industry codes governing bribery, money laundering, and other corrupt practices and behavior (including, as applicable, the U.S. Foreign Corrupt Practices Act) and (b) shall not, directly or indirectly, offer, give, pay, promise to pay, or authorize the payment of any bribes, kickbacks, influence payments, or other unlawful or improper inducements to any Person in whatever form (including gifts, travel, entertainment, contributions, or anything else of value).

Article XIII

Indemnification; Product Liabilities

Section 13.1    Indemnification by HEC.  HEC agrees, at HEC’s cost and expense, to defend, indemnify and hold harmless Lannett and its Affiliates and their respective directors, officers, employees and agents (the “Lannett Indemnified Parties”) from and against any Damages arising out of any claim, demand, action, suit or proceeding brought by a Third Party (collectively, a “Claim”) relating to:

(a)       any breach by HEC of any of its representations, warranties or obligations under this Agreement;

(b)      the gross negligence, or willful misconduct or violation of Law of HEC or its Affiliates, Licensee Partners or Third Party Contractors in connection with HEC’s performance of its obligations or exercise of its rights under this Agreement;

(c)       [***]

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(d)      any Manufacture of the Products for the US by or on behalf of HEC or any of its Affiliates, including any Claims of Product Liability in the US or any personal injury, property damage or other damage in the US, in each case, resulting from any of the foregoing activities described in this Section 13.1;

(e)       any (i) Development, Manufacture or Commercialization of Products (excluding the Pen) and (ii) assembly of the Pen, in each case of (i) and (ii), by or on behalf of HEC or any of its Affiliates in the US following the reversion thereof to HEC pursuant to Section 14.3, including any Claims of Product Liability in the US or any personal injury, property damage or other damage in the US, in each case, resulting from any of the foregoing activities described in this Section 13.1; or

(f)       any misappropriation by HEC or any of its Affiliates of any Know-How owned or otherwise Controlled by a Third Party relating to the Manufacture of Insulin Glargine in the Territory;

in each case, provided,  however,  that, such indemnity shall not apply to the extent (i) Lannett has an indemnification obligation pursuant to Section 13.2(a)  or 13.2(b)  for such Damages or (ii)  such Damages are reflected in any applicable Operating Profits or Losses calculation.

Section 13.2    Indemnification by Lannett.  Lannett agrees, at Lannett’s cost and expense, to defend, indemnify and hold harmless HEC and its Affiliates and their respective directors, officers, employees and agents (the “HEC Indemnified Parties”) from and against any Damages arising out of any Claim relating to:

(a)       any breach by Lannett of any of its representations, warranties or obligations under this Agreement;

(b)      the gross negligence, willful misconduct or violation of Law of Lannett or its Affiliates, Licensee Partners or Third Party Contractors in the US in connection with Lannett’s performance of its obligations or exercise of its rights under this Agreement;

(c)       [***];

(d)      any Development or Commercialization of Products in the US by or on behalf of Lannett or any of its Affiliates, including any Claims of Product Liability in the US or any personal injury, property damage or other damage in the US, in each case, resulting from any of the foregoing activities described in this Section 13.2; or

(e)       any misappropriation by Lannett or any of its Affiliates of any Know-How owned or otherwise Controlled by a Third Party relating to the Development of the Pen in the Territory;

in each case, provided,  however,  that such indemnity shall not apply to the extent (i) HEC has an indemnification obligation pursuant to Section 13.1(a)  or 13.1(b)  for such Damages or (ii)  such Damages are reflected in any applicable Operating Profits or Losses calculation.

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Section 13.3    Indemnification Procedures.  In the event of any such Claim against any of the HEC Indemnified Parties or Lannett Indemnified Parties (each, an “Indemnified Party”), as applicable, by any Third Party, such Indemnified Party shall promptly, and in any event within ten (10) Business Days, notify the applicable indemnifying Party (the “Indemnitor”) in writing of the Claim.  The Indemnitor shall have the right, exercisable by notice to the Indemnified Party within ten (10) Business Days after receipt of notice from the Indemnified Party of the Claim, to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Claim (provided that such Claim is solely for monetary damages and the Indemnitor agrees to pay all Damages relating to such matter, as evidenced in a written confirmation delivered by the Indemnitor to the Indemnified Party) with counsel selected by the Indemnitor and reasonably acceptable to the Indemnified Party; provided that the failure to provide timely notice of a Claim by a Third Party shall not limit an Indemnified Party’s right for indemnification hereunder except to the extent such failure results in actual prejudice to the Indemnitor.  The Indemnified Parties shall cooperate with the Indemnitor and may, at their option and expense, be separately represented in any such action or proceeding.  The Indemnitor shall not be liable for any litigation costs or expenses incurred by the Indemnified Parties without the Indemnitor’s prior written authorization for so long as the Indemnitor controls such litigation.  In addition, the Indemnitor shall not be responsible for the indemnification or defense of any Indemnified Party to the extent arising from any negligent or intentional acts by any Indemnified Party or the breach by such Indemnified Party of any representation, obligation or warranty under this Agreement, or any Claims compromised or settled without its prior written consent.  Each Party shall use reasonable efforts to mitigate Damages indemnified under this Article XIII.

Section 13.4     Product Liability Costs.  Except with respect to such portion (if any) of Product Liabilities that are Claims entitled to indemnification under Section 13.1 or Section 13.2, with respect to the Development and Commercialization of the Product in the US, the Parties jointly shall be responsible for all Product Liabilities, and all Out-of-Pocket Costs incurred by the controlling Party under Section 13.5 in connection with any litigation or proceeding related to any applicable Third Party Products Liability Action and all Out-of-Pocket Costs incurred by the non-controlling Party under Section 13.5 at the request of the controlling Party under Section 13.5, and all such direct costs and expenses incurred relating to Products distributed shall be taken into account in determining the Profit & Loss Share as, and to the extent, provided in Exhibit D.

Section 13.5     Conduct of Product Liability Claims.

(a)       Each Party shall promptly notify the other in the event that any Third Party asserts or files any Claims for Product Liability or other action relating to alleged defects in any Product (whether design defects, manufacturing defects or defects in sales or marketing) (“Third Party Products Liability Action”) against such Party.  In the event of a Third Party Products Liability Action against such a single Party, the unnamed Party shall have the right, in the unnamed Party’s sole discretion, to join or otherwise participate in such legal action with legal counsel selected by the unnamed Party and reasonably acceptable to the named Party.  The Party named in such Third Party Products Liability Action shall have the right to control the defense of the action, but shall notify and keep the unnamed Party apprised in writing of such action and shall consider and take into account the unnamed Party’s reasonable interests and requests and suggestions regarding the defense of such action.  In the event of a Third Party Products Liability Action against both Parties, unless otherwise agreed by the Parties in writing, Lannett shall

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control the response to such Third Party Products Liability Action, unless the rights to Development and Commercialization have reverted to HEC pursuant to Section 14.3, in which case HEC shall control the response.

(b)      The non-controlling Party of a Third Party Products Liability Action shall reasonably cooperate with the controlling Party in the preparation and formulation of a defense to such Third Party Products Liability Action, and in taking other steps reasonably necessary to respond to such Third Party Products Liability Action.  The controlling Party shall have the right to select its counsel for the defense to such Third Party Products Liability Action, which counsel must be reasonably acceptable to the non-controlling Party.  If required under applicable Law in order for the controlling Party to maintain a suit in response to such Third Party Products Liability Action, the non-controlling Party shall join as a party to the suit.  The non-controlling Party shall also have the right to participate and be represented in any such suit on a voluntary basis by its own counsel at its own expense.  The controlling Party shall not settle or compromise any Third Party Products Liability Action without the consent of the other Party, which consent shall not be unreasonably withheld.

Section 13.6    Limitation of Liability.  EXCEPT WITH RESPECT TO A BREACH OF SECTION 8.6 OR ARTICLE XI, OR A PARTY’S LIABILITY PURSUANT TO SECTION 13.1 OR SECTION 13.2, NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT OR REMOTE DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS.

Section 13.7    Insurance.  Beginning on the commencement of the first Clinical Trial of a Product and thereafter during the Term, each Party shall maintain commercial general liability insurance (including product liability insurance) from a recognized, creditworthy insurance company, with coverage limits of at least Five Million US Dollars ($5,000,000) per claim and Ten Million US Dollars ($10,000,000) annual aggregate.  Within ten (10) days following the date on which such commercial general liability insurance takes effect, each Party shall furnish to the other Party a certificate of insurance evidencing such coverage.  If such coverage is modified or cancelled, the insured Party shall notify the other Party and promptly provide such other Party with a new certificate of insurance evidencing that such insured Party’s coverage meets the requirements of this Section 13.7.

Article XIV

Term and Termination

Section 14.1     Term; Expiration.

(a)       Term.

(i)         This Agreement shall become effective on the Effective Date and, unless earlier terminated or renewed pursuant to this Article XIV, shall remain in effect until the

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fifteenth (15th) anniversary of the First Commercial Sale (the “Initial Term” and, together with any Renewal Period pursuant to Section 14.1(a)(ii), the “Term”).

(ii)        Upon expiration of the Initial Term (unless earlier terminated pursuant to this Article XIV), this Agreement shall be automatically renewed every three (3) years (each such three (3) years, a “Renewal Period”), unless either Party notifies the other Party that it terminates this Agreement with at least twelve (12) months’ prior written notice (any such notice, a “Non-Renewal Notice”).

(b)        Effects of Expiration.  After the expiration of the Term, the following terms shall apply:

(i)         License after Expiration of Agreement.  Subject to 14.1.(b)(iii), after expiration of the Term (but not after early termination) pursuant to Section 14.1(a), HEC shall have an exclusive, fully-paid, royalty-free, irrevocable, non-terminable, right and license in the US, with the right to grant sublicenses through multiple tiers, under the Lannett Intellectual Property, Lannett Collaboration Intellectual Property and Lannett rights in the Joint IP to develop, manufacture, have manufactured, use, offer for sale, sell, import and otherwise commercialize such Product in the Field in the US; provided,  however,  that, following such expiration, notwithstanding anything to the contrary in this Agreement, (A) HEC shall be solely responsible for all payments owed to any Third Party licensors and (B) HEC shall be responsible for complying with the terms of any license agreements with such Third Party licensors, in each case ((A) and (B)) solely with respect to HEC’s exercise of such rights.

(ii)        Trademark.  After expiration of the Term, Lannett shall promptly transfer and assign, free of charge, to HEC all of Lannett’s and its Affiliates’ rights, title and interests in and to the US Product Trademark(s) (but not any Lannett house marks or composite marks including a house mark) owned by Lannett and solely used for Products.

(iii)      Royalty Payments. If, prior to the expiration of the Initial Term, HEC delivered a Non-Renewal Notice, then HEC shall pay to Lannett a two percent (2%) royalty on Net Sales (and the definition of “Net Sales” will apply mutatis mutandis to Commercialization of the Product by HEC, its Affiliates, sublicensees, assignees, or successors) for so long as the Product is Commercialized by HEC, its Affiliates, sublicensees, assignees, or successors. Within thirty (30) days after the end of each Calendar Quarter, HEC shall provide Lannett with a report stating the sales in units and in value of such Product made by HEC, its Affiliates, Licensee Partners, assignees and successors, as applicable, in the US, together with the calculation of the royalties due to Lannett, including the method used to calculate the royalties and itemized deductions.  Payments of all amounts payable under this Section 14.1(b)(iii) shall be made by HEC to the bank account indicated by Lannett within forty-five (45) days from the end of each Calendar Quarter in which such payment accrues. The provisions of this Section 14.1(b)(iii) shall be subject to Section 9.3 and Section 9.4.

Section 14.2     Termination.

(a)       Termination for Material Breach.

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(i)         Termination by Either Party for Breach.  Subject to Section 14.2(a)(ii) (with respect to a Material Breach by either Party of its obligations to use Commercially Reasonable Efforts), this Agreement and the rights granted herein may be terminated by either Party for the material breach of this Agreement in a manner that fundamentally frustrates the transactions contemplated by this Agreement taken as a whole by the other Party to this Agreement, (each, a “Material Breach”),  provided that, the breaching Party has not cured such Material Breach within ninety (90) days after the date of written notice to the breaching Party of such breach (the “Cure Period”), which notice shall describe such breach in reasonable detail and shall state the non-breaching Party’s intention to terminate this Agreement pursuant to this Section 14.2(a)(i). Notwithstanding the preceding sentence, the Cure Period for any allegation made in good faith as to a Material Breach under this Agreement will run from the date that written notice was first provided to the breaching Party by the non-breaching Party. Any such termination of this Agreement under this Section 14.2(a)(i) shall become effective at the end of the Cure Period, unless the breaching Party has cured any such Material Breach prior to the expiration of such Cure Period, or, if such Material Breach is not susceptible to cure within the Cure Period, then, the non-breaching Party’s right of termination shall be suspended only if and for so long as the breaching Party has provided to the non-breaching Party a written plan that is reasonably calculated to effect a cure and such plan is acceptable to the non-breaching Party, and the breaching Party commits to and carries out such plan as provided to the non-breaching Party within two hundred twenty-five (225) days after the date that written notice was first provided to the breaching Party by the non-breaching Party.  The Parties understand and agree that the totality of this Agreement and the totality of the circumstances with respect to this Agreement will be taken into account and assessed as a whole for purposes of determining whether a breach is a Material Breach under this Agreement.

(ii)        Additional Procedures for Termination by either Party for Failure of the Other Party to Use Commercially Reasonable Efforts.  If either Party wishes to exercise its right to terminate this Agreement pursuant to Section 14.2(a)(i) for the other Party’s Material Breach of its obligations to use Commercially Reasonable Efforts, it shall provide to such other Party a written notice of its intent to exercise such right, which notice shall be labeled as a “notice of Material Breach for failure to use Commercially Reasonable Efforts,” and shall state the reasons and justification for such termination and recommending steps which such Party believes the other Party should take to cure such alleged breach.  For any such notice of breach by a Party, the Cure Period shall, subject to Section 14.2(a)(iii), be one hundred and eighty (180) days, and shall become effective in accordance with Section 14.2(a)(i).

(iii)      Disagreement as to Material Breach.  If the Parties reasonably and in good faith disagree as to whether there has been a Material Breach, then, subject to Section 15.1: (A) the Party that disputes that there has been a Material Breach may contest the allegation by referring such matter, within thirty (30) days following such notice of alleged Material Breach for resolution to the Executive Officers, who shall meet promptly to discuss the matter, and determine, within ten (10) Business Days following referral of such matter, whether or not a Material Breach has occurred pursuant to this Section 14.2(a); (B) the relevant Cure Period with respect thereto will be tolled from the date the breaching Party notifies the non-breaching Party of such dispute and through the resolution of such dispute in accordance with the applicable provisions of this Agreement (provided, that if such dispute relates to payment, the Cure Period will only be tolled with respect to payment of disputed amounts, and not with respect to undisputed amounts), (C) it is

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understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder and (D) if it is finally and conclusively determined in accordance with Section 15.2 that the breaching Party committed such Material Breach, then the breaching Party shall have the right to cure such Material Breach after such determination within the Cure Period (provided, that if such dispute relates to a failure to use Commercially Reasonable Efforts, such post-determination Cure Period shall be strictly limited to thirty (30) days and any cure within such thirty (30) day period must fully cure such breach prior to the end of such thirty (30) day period).

(iv)       If the Executive Officers are unable to resolve a dispute within such ten (10) Business Day period after it is referred to them, the matter will be resolved as provided in Section 15.2.

(b)      Termination for Insolvency.  To the extent permitted by Law, this Agreement may be terminated by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings with respect to, or upon an assignment of a substantial portion of the assets for the benefit of creditors by, the other Party; provided,  however,  that, in the event of any involuntary bankruptcy or receivership proceeding such right to terminate shall only become effective if the non-terminating Party consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within ninety (90) days after the filing thereof.

Section 14.3   Effects of Termination for Breach or Insolvency. Subject to Section 14.3(k), upon termination of this Agreement by either Party under Section 14.2(a) or Section 14.2(b), the following shall apply:

(a)       (i) solely upon termination of this Agreement by Lannett under Section 14.2(a), all licenses granted by Lannett to HEC under Section 8.1(b) with respect to the Product(s) in the US shall convert to non-exclusive licenses solely in the ROW and otherwise remain in effect (and, for clarity, HEC shall have no rights to Develop or Commercialize Product(s) in the US) or (ii) solely upon termination of this Agreement by HEC pursuant to Section 14.2(a), all licenses granted by Lannett to HEC under Section 8.1(b) with respect to the Product(s) shall convert to exclusive licenses and otherwise remain in effect;

(b)      each Party shall be released from its Development, Manufacture and Commercialization obligations, as applicable;

(c)       within thirty (30) days after such termination, each Party shall provide the other with a report of Net Sales, COGS and Allowable Expenses and other amounts incurred by such Party that are subject to the Parties’ cost-sharing obligations through the effective date of termination for the purpose of calculating a final reconciliation of shared costs and payments in accordance with Section 9.1 and Section 9.2, as applicable.  Each Party shall submit any supporting information reasonably requested by the other Party related to such Net Sales, COGS and Allowable Expenses and such other amounts included in such Party’s reconciliation report within ten (10) days after the other Party’s receipt of such request.  The Parties shall conduct a final reconciliation of such costs and payments within thirty (30) days after receipt of all such

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supporting information, and an invoice shall be issued to the Party (if any) that owes the other Party a payment to accomplish the cost sharing or payment envisioned under this Agreement pursuant to Section 9.1 and Section 9.2, as applicable.  The paying Party shall pay all amounts payable under any such invoice within thirty (30) days after its receipt of such invoice; provided,  however,  that, HEC shall remain responsible for its applicable share of all COGS and Allowable Expenses committed prior to the effective date of termination and not cancelable by Lannett, which Lannett shall reasonably seek to minimize, with respect to the Products to the extent such COGS and Allowable Expenses (A) are within an approved Development Budget under an approved Development Plan in place prior to termination or (B) are solely incurred by Lannett during the period ending ninety (90) days after the effective date of termination of this Agreement;

(d)      Lannett shall promptly transfer and assign to HEC all of Lannett’s and its Affiliates’ rights, title and interests in and to the US Product Trademark(s) (but not any Lannett house marks or composite marks including a house mark) owned by Lannett and solely used for Products;

(e)       Lannett shall as soon as reasonably practicable transfer and assign to HEC all Regulatory Approvals and Regulatory Documentation with respect to the Products and a copy of all of the data comprising the Global Safety Database; provided that Lannett may retain such data and a single copy of such Regulatory Approvals and Regulatory Documentation for its records. Notwithstanding the foregoing, if such Regulatory Approvals or Regulatory Documentation are necessary or useful for the Development, Manufacture or Commercialization of any product other than the Products, in place of transferring or assigning the foregoing, Lannett shall instead grant HEC a Right of Reference or Use with respect to such approvals or documentation with respect to the Products;

(f)       notwithstanding anything to the contrary in Section 8.6, HEC shall have the sole right to pursue the Development, Manufacture and Commercialization of the Products in the US;

(g)      each Party shall return any Confidential Information of the other Party pursuant to Article XI;

(h)      the provisions of Article X (other than Section 10.1) shall terminate, and Lannett shall, if applicable, provide reasonable assistance to HEC and cooperation in connection with the transition of Prosecution and enforcement responsibilities to HEC with respect to HEC Collaboration Patents, Lannett Collaboration Patents, and Joint Patents then being Prosecuted or enforced by HEC, including execution of such documents as may be necessary to effect such transition;

(i)       if any Clinical Trials are then being conducted at the time of such termination with respect to any Product, the Parties hereby agree (i) to reasonably cooperate in the completion of any such Clinical Trials, and (ii) notwithstanding anything to the contrary contained herein, to grant to HEC following such termination (A) free of charge, copies of and rights of reference to and use of all Product Data that is Controlled by Lannett and generated pursuant to such Clinical Trials that are relevant to or necessary to address issues relating to: (1)

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the safety of such Product in the Territory, including data that is related to adverse effects experienced with such Product or (2) all activities relating to CMC regarding such Product and in each of (1) and (2), that are required to be reported or made available to Regulatory Authorities in the Territory, when and as such data become available, and (B) copies of and rights of reference to and use of all Product Data (other than the Product Data referred to in subclause (A) above) that is Controlled by Lannett and generated pursuant to such Clinical Trials that are relevant to or necessary to address the Development and Commercialization of such Product promptly following the generation of such Product Data if, but only if, as to such Product Data described in this subclause (B), HEC following such termination promptly pays for the Development costs incurred  by Lannett when conducting the activities according to the Development Plan which generated such Product Data following any such termination of this Agreement with respect to such Clinical Trials;

(j)       Survival.  Upon any termination or expiration of this Agreement, unless otherwise specified in this Agreement and except for any rights or obligations that have accrued prior to the effective date of termination or expiration, all rights and obligations of each Party under this Agreement shall terminate in whole or with respect to the Products, as the case may be; provided,  however,  that, Section 8.7, Section 8.8, Section 9.3, Section 9.4, Section 9.5, Section 10.1, Section 11.5, Section 11.6, Section 12.6, Section 13.1, Section 13.2, Section 13.3, Section 13.4, Section 13.5, Section 13.6, Section 14.3 and Sections 15.2-15.19, as well as any other provision which by its terms or by the context thereof is intended to survive, shall survive any such termination or expiration of this Agreement.

(k)      Equitable Relief.  Termination of this Agreement shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity, including the Parties’ ability to receive legal damages or equitable relief with respect to any breach of this Agreement, regardless of whether or not such breach was the reason for the termination.

(l)       Accrued Liabilities.  Except as otherwise specifically provided herein, termination of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.  In addition, termination of this Agreement shall not terminate provisions which provide by their respective terms for obligations or undertakings following the expiration of the term of this Agreement.

Article XV

Miscellaneous

Section 15.1    Dispute Resolution.  The Parties agree that any disputes arising with respect to the interpretation, enforcement, termination or invalidity of this Agreement (each, a “Dispute”) shall first be presented to the Parties’ respective Executive Officers for resolution.  If the Parties are unable to resolve a given dispute pursuant to this Section 15.1 after in-person discussions between the Executive Officers within ten (10) Business Days after referring such dispute to the Executive Officers, either Party may, at its sole discretion, seek resolution of such matter in accordance with Section 15.2.

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Section 15.2    Submission to Arbitration for Resolution.  Subject to Section 15.1, any Disputes shall be submitted to binding arbitration under the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (“ICC”). The arbitration shall be conducted by a tribunal of arbitrators experienced in the business of pharmaceuticals. The tribunal shall be compromised of three (3) arbitrators, one of whom shall be nominated by each Party and a third of whom, who shall serve as the presiding arbitrator, shall be nominated by mutual agreement of the two party-nominated arbitrators.  If the two party-nominated arbitrators do not nominate the third arbitrator within thirty (30) days of the second arbitrator’s appointment, then the third arbitrator shall be appointed by the International Court of Arbitration of the ICC. If the issues in dispute involve scientific, technical or commercial matters, the arbitrators chosen hereunder shall engage experts that have educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, medical and industry knowledge, as necessary to resolve the dispute. Within thirty (30) days after initiation of arbitration, the Parties shall select the arbitrators.  The arbitration proceeding shall be conducted in the English language.  That is, neither Party shall be requested to provide any documents or other evidence beyond the documents and other evidence that each Party chooses to submit in support of its case. The place of arbitration shall be Singapore.  The award of such arbitration shall be conclusive and binding on the Parties, and judgment upon the award may be entered in any court having jurisdiction thereover. All costs of the arbitration shall be borne in accordance with the Rules and, if different, according to the award rendered, but each Party shall be responsible for its own legal and other costs.

Section 15.3     Governing Law.  This Agreement and all questions regarding its validity or interpretation, or the performance or breach of this Agreement, shall be governed by and construed and enforced in accordance with the laws of Hong Kong, without reference to conflicts of laws principles.

Section 15.4    Assignment and Right of First Refusal of HEC. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party (whether by operation of law or otherwise) without the prior written consent of the other Party not to be unreasonably withheld. Notwithstanding the foregoing, either Party may, without the other Party’s written consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party.  In the event Lannett intends to assign this Agreement in whole or in part to a Third Party, HEC shall have the right of first refusal to exclusively negotiate with Lannett for a period of sixty (60) days for repurchasing the rights, interests and obligations under this Agreement at a price agreed to by both Parties (the “Right of First Refusal of HEC”); provided that, if the Parties cannot reach an agreement within such sixty (60) day period, then Lannett shall be entitled to assign this Agreement in whole or part to a Third Party in its sole discretion without restriction. In the event HEC does not exercise the Right of First Refusal or HEC exercises the Right of First Refusal but the Parties cannot reach a repurchasing intention within the aforementioned sixty (60) day period, Lannett shall keep HEC informed of the final result of the negotiation between Lannett and the Third Party to the extent of the details of the terms and provisions that will impair the license rights, benefits and interests of HEC to the Product in the U.S.

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Section 15.5     All Other Assignments Null and Void.  The terms of this Agreement will be binding upon and will inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties.  Any purported assignment in violation of Section 15.4 will be null and void ab initio.

Section 15.6    Change of Control.  Notwithstanding anything to the contrary in this Agreement, with respect to any intellectual property rights controlled by the acquiring party or its Affiliates (if other than one of the Parties to this Agreement or any Affiliate of a Party immediately before such Change of Control) involved in any Change of Control of either Party, such intellectual property rights shall not be included in the technology and intellectual property rights licensed to the other Party hereunder to the extent held by such acquirer or its Affiliates (other than the relevant Party to this Agreement or any Affiliate of a Party immediately before such Change of Control) prior to such transaction, or to the extent such technology is developed outside the scope of activities conducted with respect to the Collaboration or Products.  The HEC Intellectual Property and the Lannett Intellectual Property shall exclude any intellectual property owned or controlled by a permitted assignee or successor and not developed in connection with the Collaboration or Products, Developed, Manufactured or Commercialized pursuant to this Agreement.

Section 15.7    Force Majeure.  If the performance of any part of this Agreement by a Party is prevented, restricted, interfered with or delayed by an occurrence beyond the control of such Party (and which did not occur as a result of such Party’s financial condition, negligence or fault), including fire, earthquake, flood, embargo, power shortage or failure, acts of war or terrorism, insurrection, riot, lockout or other labor disturbance, governmental acts or orders or restrictions, acts of God (for the purposes of this Agreement, a “force majeure event”), such Party shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay; provided that the affected Party shall use its Commercially Reasonable Efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.

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Section 15.8     Notices.  Unless otherwise agreed by the Parties or specified in this Agreement, all notices required or permitted to be given under this Agreement shall be in writing and shall be sufficient if:  (a) personally delivered; (b) sent by registered or certified mail (return receipt requested and postage prepaid); (c) sent by express courier service providing evidence of receipt and postage prepaid where applicable; or (d) sent by facsimile transmission (receipt verified and a copy promptly sent by another permissible method of providing notice described in clauses (a), (b) or (c) above), to the address for a Party set forth below, or such other address for a Party as may be specified in writing by like notice:

To Lannett	To HEC

Lannett Company, Inc. 9000 State Road Philadelphia, PA 19136 Attention: Legal Department Telephone: (215) 333-9000 Facsimile: (215) 464-1861	HEC Pharm US Inc. 2 Enfield Circle, West Windsor , NJ, 08550Telephone: 408-580-6016 Facsimile: N.A.

With a copy to:	With a copy to:

Dechert LLP 1900 K St. NW Washington, DC 20006 Attention: David E. Schulman Telephone: (202) 261-3440 Facsimile: (202) 261-3333	Hill Wallack LLP 21 Roszel Rd, Princeton, NJ 08540 Attention: Quinn Zhao Telephone: (609) 924-0808 Facsimile: N.A.

Any such notices shall be effective upon receipt by the Party to whom it is addressed. Any notice given in connection with this Agreement shall be in English. Unless otherwise agreed upon by all of the Parties, any other document provided pursuant to this Agreement shall be: (i) in English; or (ii) translated in to English and accompanied by a certified English translation at HEC’s sole cost, in which case the English translation prevails unless the document is a statutory or other official document.

Section 15.9    Waiver.  Except as otherwise expressly provided in this Agreement, any term of this Agreement may be waived only by a written instrument executed by a duly authorized representative of the Party waiving compliance.  The delay or failure of either Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to thereafter enforce such provision.  No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

Section 15.10   Severability.  If any provision of this Agreement should be invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions of this Agreement shall remain in full force and effect in such jurisdiction and

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shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible.  If the Parties cannot agree upon a substitute provision, the invalid, illegal or unenforceable provision of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provision.

Section 15.11   Entire Agreement.  This Agreement (including the Exhibits and Schedules attached hereto), constitutes the entire agreement between the Parties relating to its subject matter, and supersedes all prior and contemporaneous agreements, representations or understandings, either written or oral, between the Parties with respect to such subject matter. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.

Section 15.12   Modification.  No modification, amendment or addition to this Agreement, or any provision hereof, shall be effective unless reduced to writing and signed by a duly authorized representative of each Party.  No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by a duly authorized representative of each Party.

Section 15.13  Independent Contractors; No Intended Third Party Beneficiaries.  This Agreement is not intended nor shall be deemed or construed to create any relationship of employer and employee, agent and principal, partnership, or joint venture between the Parties.  Each Party is an independent contractor.  Neither Party shall assume, either directly or indirectly, any liability of or for the other Party.  Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, nor to bind the other Party to any contract, agreement or undertaking with any Third Party.  There are no express or implied third party beneficiaries hereunder, (a) except for the indemnitees identified in Section 13.1 and Section 13.2 and except for any licensor under any Third Party Agreement, to the extent described in Exhibit C.  Notwithstanding the provisions of this Section 15.13, the provisions of Section 15.17 shall control for US federal income tax purposes, as applicable.

Section 15.14  Interpretation; Construction.  The captions to the several Articles and Sections of this Agreement are included only for convenience of reference and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.  In this Agreement, unless the context requires otherwise, (a) the words “including,” “include,” “includes,” “such as” and “e.g.” shall be deemed to be followed by the phrase “without limitation” or like expression, whether or not followed by the same; (b) references to the singular shall include the plural and vice versa; (c) references to masculine, feminine and neuter pronouns and expressions shall be interchangeable; (d) the words “herein” or “hereunder” relate to this Agreement; (e) the word “or” is used in the inclusive sense that is typically associated with the phrase “and/or”; (f) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (g) all references to “dollars” or “$” herein shall mean US Dollars and (h) a

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capitalized term not defined herein but reflecting a different part of speech from that of a capitalized term which is defined herein shall be interpreted in a correlative manner.  Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

Section 15.15   Performance by Affiliates.  A Party may perform any obligation this Agreement imposes on such Party through any of such Party’s Affiliates.  To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.

Section 15.16  Counterparts.  This Agreement may be executed in four (4) counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a claim or defense with respect to the formation of a contract, and each Party forever waives any such claim or defense, except to the extent that such claim or defense relates to lack of authenticity.

Section 15.17  Certain US Federal Income Tax Treatment.  Pursuant to Section 15.13, this Agreement is not intended nor shall be deemed or construed to create any relationship of employer and employee, agent and principal, legal partnership, or joint venture between the Parties; provided,  however,  that the Parties hereby acknowledge and agree that this Agreement shall be treated as a partnership with respect to the US for US federal and state income tax purposes only pursuant to Section 7701(a)(2) of the Code and the Treasury Regulations thereunder, and each of Lannett and HEC shall be treated as partners in such partnership for all taxable periods during which this Agreement is effective.  Lannett and HEC agree that each will take no position inconsistent with partnership tax treatment for US federal and state income tax purposes for such time.  Exhibit E of this Agreement sets forth the Parties’ intentions regarding allocations and other tax matters related to the tax partnership.  Exhibit E shall be interpreted in a manner consistent with this Section 15.17.  For the avoidance of doubt, the tax partnership referred to in this Section 15.17 shall be treated as separate from any other partnership entered into by, or deemed to exist between, the Parties.

Section 15.18  Equitable Relief.  Notwithstanding anything to the contrary herein, the Parties shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach of this Agreement.  Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

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Section 15.19  Further Assurances.  Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Collaboration and License Agreement as of the Effective Date.

LANNETT COMPANY, INC.

By:	/s/ Timothy Crew
Name:	Timothy Crew
Title:	Chief Executive Officer

NORTH & SOUTH BROTHER PHARMACY INVESTMENT CO., LTD

By:	/s/ Zhongneng Zhang
Name:	Zhongneng Zhang
Title:	Chairman

HEC GROUP PTY LTD
By:	/s/ Wenjiu Li
Name:	Winjiu Li
Title:	Executive Director

[Signature Page to Collaboration and License Agreement]

Exhibit F

PEN DEVELOPMENT PLAN

[***].

Exhibit H

NEW FACILITY NO. 1 TIMELINE

[***]

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Exhibit I

NEW FACILITY NO. 2 TIMELINE

[***]

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Schedule 3.2(a)

Development Plan

[***]

Schedule 3.2(b)

Lannett’s Financial Responsibility Prior to Effective Date

[***]